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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material under §240.14a-12

Black Hills Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BLACK HILLS CORPORATION

Notice of 2010
Annual Meeting of Shareholders
and Proxy Statement

BLACK HILLS CORPORATION
625 Ninth Street
Rapid City, South Dakota 57701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 25, 2010

April 13, 2010

Dear Shareholder:

        You are invited to attend the annual meeting of shareholders of Black Hills Corporation to be held on Tuesday, May 25, 2010 at 9:30 a.m., local time, at the Dahl Arts Center, 713 Seventh Street, Rapid City, South Dakota. The purpose of our annual meeting is to consider and take action on the following:

  1.
  Election of three directors in Class I: Jack W. Eugster, Gary L. Pechota and Thomas J. Zeller.

  2.
  Ratification of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year 2010.

  3.
  Authorization to amend the Black Hills Corporation 2005 Omnibus Incentive Plan to (i) increase the number of shares of common stock reserved for issuance under the Plan by 500,000 shares, and (ii) the renewal of the material terms of the performance-based goals under the Plan.

  4.
  Any other business that properly comes before the annual meeting.

        The enclosed proxy statement discusses the important matters to be considered at this year's meeting. Our common shareholders of record as of April 6, 2010 can vote at the annual meeting.

        Your vote is very important. You may vote your shares by telephone, by the Internet or by returning the enclosed proxy. If you own shares of common stock other than the shares shown on the enclosed proxy, you will receive a proxy in a separate envelope for each such holding. Please vote each proxy received. To make sure that your vote is counted if voting by mail, you should allow enough time for the postal service to deliver your proxy before the meeting.

                      Sincerely,

                      ROXANN R. BASHAM
                       Vice President—Governance and Corporate Secretary

BLACK HILLS CORPORATION

625 Ninth Street
Rapid City, South Dakota 57701

PROXY STATEMENT

        A proxy in the accompanying form is solicited by the Board of Directors of Black Hills Corporation, a South Dakota corporation, to be voted at the annual meeting of our shareholders to be held Tuesday, May 25, 2010, and at any adjournment of the annual meeting.

        The enclosed form of proxy, when executed and returned, will be voted as set forth therein. Any shareholder signing a proxy has the power to revoke the proxy in writing, addressed to our secretary, or in person at the meeting at any time before the proxy is exercised.

        We will bear all costs of the solicitation. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, fax, or in person. We have retained Georgeson Inc. to assist us in the solicitation of proxies at an anticipated cost of $7,000 plus out-of-pocket expenses. Also, we will, upon request, reimburse brokers or other persons holding stock in their names or in the names of their nominees for reasonable expenses in forwarding proxies and proxy materials to the beneficial owners of stock.

        This proxy statement and the accompanying form of proxy are to be first mailed on or about April 13, 2010. Our 2009 annual report to shareholders is being mailed to shareholders with this proxy statement.

VOTING RIGHTS AND PRINCIPAL HOLDERS

        Only our shareholders of record at the close of business on April 6, 2010, will be entitled to vote at the meeting. Our outstanding voting stock as of such record date consisted of 39,173,784 shares of our common stock.

        Each outstanding share of our common stock is entitled to one vote. Cumulative voting is permitted in the election of our Board of Directors. Each share is entitled to three votes, one each for the election of three directors, and the three votes may be cast for a single person or may be distributed among two or three persons.

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE
ANNUAL MEETING PROCESS

Q:    Who is soliciting my proxy?

A:
The Board of Directors of Black Hills Corporation.

Q:    Where and when is the annual meeting?

A:
9:30 a.m., local time, May 25, 2010 at the Dahl Arts Center, 713 Seventh Street, Rapid City, South Dakota.

Q:    What am I voting on?

A:	• Election of three directors in Class I: Jack W. Eugster, Gary L. Pechota and Thomas J. Zeller.
• Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.

•       Authorization to amend the Black Hills Corporation 2005 Omnibus Incentive Plan to (i) increase the number of shares of common stock reserved for issuance under the Plan by 500,000 shares, and (ii) the renewal of the material terms of the performance-based goals under the Plan.

Q:    Who can vote?

A:
Holders of our common stock as of the close of business on the record date, April 6, 2010, can vote at our annual meeting. Each share of our common stock gets one vote. Cumulative voting is permitted in the election of directors. Each share is entitled to three votes, one each for the election of three directors, and the three votes may be cast for a single person or may be distributed among two or three persons.

Q:    How do I vote?

A:
There are three ways to vote by proxy:

•
by calling the toll free telephone number on the enclosed proxy;

•
by using the Internet; or

•
by returning the enclosed proxy in the envelope provided.

  You may be able to vote by telephone or the Internet if your shares are held in the name of a bank or broker. If this is the case, you will need to follow their instructions.

  If we receive your signed proxy before the annual meeting, we will vote your shares as you direct. You can specify on your proxy whether your shares should be voted for all, some or none of the nominees for directors. You can also specify whether you approve, disapprove or abstain from the other proposals.

  If you do not mark any sections, your proxy card will be voted:

  •
  in favor of the election of the directors named in Item 1; and

  •
  in favor of Items 2 and 3.

Q:    Who will count the vote?

A:
Representatives of Wells Fargo Bank, N.A. will count the votes and serve as judges of the election.

Q:    What constitutes a quorum?

A:
Shareholders representing at least 50 percent of our common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or by proxy, for there to be a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Q:    What vote is needed for these proposals to be adopted?

A:
Item 1—Election of Directors.    The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. This means that the nominees with the largest number of votes "for" will be elected as directors, up to the maximum number of directors to be chosen at the election. A properly executed proxy marked "Withhold authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Item 2—Ratification of Auditors.    The appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2010 will be ratified if a majority of the shares represented at the meeting and entitled to vote on the item, vote in favor. A properly executed proxy marked "Abstain" with respect to the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm has the effect of a negative, or "no" vote.

Item 3—Amendment to the 2005 Omnibus Plan.    The amendment to the 2005 Omnibus Incentive Plan and the renewal of the material terms of the performance-based goals requires the affirmative vote of the holders of a majority of the votes cast, provided that the total votes cast represent over 50 percent in interest of all securities entitled to vote on the Plan. In determining whether the number of votes cast represent more than 50 percent of the shares of common stock entitled to vote, abstentions will count as votes cast and broker non-votes will not count as votes cast.

Q:    How will my shares be voted if they are held in a broker's name?

A:
If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares on certain matters (such as the ratification of auditors) when their customers do not provide voting instructions. However, on other matters (such as the election of directors and the amendment to the 2005 Omnibus Incentive Plan), when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a "broker non-vote" occurs. Please note that the New York Stock Exchange rules have changed and an uncontested election of directors is no longer considered a routine matter. This means that brokers may not vote your shares on the election of directors if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Q:    What happens if I do not give my broker instructions?

A:
Absent your instructions, the broker will not be able to vote your shares for the election of directors and the amendment to the 2005 Omnibus Incentive Plan. Therefore, we urge you to instruct your broker in writing to vote shares held in street name.

Q:    Is cumulative voting permitted for the election of directors?

A:
In the election of directors, you may elect to cumulate your vote. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock, and there are three directors to be elected at the annual meeting, you could allocate 300 "For" votes (three times 100) among as few or as many of the three nominees to be voted on at the annual meeting as you choose.

  If you choose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. If you hold shares beneficially in street name and wish to cumulate votes, you should contact your broker, trustee or nominee.

Q:    What should I do now?

A:
You should vote your shares by telephone, by the Internet or by returning your signed and dated proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the annual meeting.

Q:    Who conducts the proxy solicitation and how much will it cost?

A:
We are asking for your proxy for the annual meeting and will pay all the costs of asking for shareholder proxies. We have hired Georgeson Inc. to help us send out the proxy materials and ask for proxies. Georgeson Inc.'s fee for these services is anticipated to be $7,000, plus out-of-pocket expenses. We can ask for proxies through the mail or by telephone, fax, or in person. We can use our directors, officers and employees to ask for proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our common stock.

Q:    Can I revoke my proxy?

A:
Yes. You can change your vote in one of four ways at any time before your proxy is used. First, you can enter a new vote by telephone or Internet. Second, you can revoke your proxy by written notice. Third, you can send a later dated proxy changing your vote. Fourth, you can attend the meeting and vote in person.

Q:    Who should I call with questions?

A:
If you have questions about the annual meeting, you should call Roxann R. Basham, Vice President—Governance and Corporate Secretary, at (605) 721-1700.

Q:    When are the shareholder proposals for the annual meeting held in 2011 due?

A:
In order to be considered for inclusion in our proxy materials, you must submit proposals for next year's annual meeting in writing to our Corporate Secretary at our executive offices at 625 Ninth Street, P.O. Box 1400, Rapid City, South Dakota 57709, prior to December 14, 2010.

  A shareholder who intends to submit a proposal for consideration, but not for inclusion in our proxy materials, must provide written notice to our Corporate Secretary in accordance with Article I, Section 9 of our Bylaws. In general, our Bylaws provide that the written notice must be delivered not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Our 2010 annual meeting is scheduled for May 25, 2010. Ninety days prior to the first anniversary of this date will be February 24, 2011, and 120 days prior to the first anniversary of this date will be January 25, 2011.

Proposal 1

ELECTION OF DIRECTORS

        In accordance with our Bylaws and Article VI of our Articles of Incorporation, members of our Board of Directors are elected to three classes of staggered terms consisting of three years each. At this annual meeting of our shareholders, three directors will be elected to Class I of the Board of Directors to hold office for a term of three years until our annual meeting of shareholders in 2013, and until their respective successors shall be duly elected and qualified in accordance with the Company's Bylaws.

        All three nominees for directors are presently members of our Board of Directors. The proxy attorneys will vote your stock for the election of the three nominees for directors, unless otherwise instructed. If, at the time of the meeting, any of such nominees shall be unable to serve in the capacity for which they are nominated or for good cause will not serve, an event which the Board of Directors does not anticipate, it is the intention of the persons designated as proxy attorneys to vote, at their discretion, for such nominees as the Governance Committee may recommend and the Board of Directors may propose to replace those who are unable to serve. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of the nominees to the Board of Directors.

        The following information, including principal occupation or employment for the past five or more years and a summary of each individual's experience, qualifications, attributes or skills that have led to the conclusion that each individual should serve as a director in light of our current business and structure, is furnished with respect to each nominee and each of the continuing members of the Board of Directors.

The Board of Directors recommends a vote FOR the election of the following nominees:

Class I—Nominees for Election Until 2013 Annual Meeting

        Jack W. Eugster, 64, has been a director of the Company since 2004.

        Retired. Former Chairman, Chief Executive Officer and President of Musicland Stores, Inc., a retail music and home video company, from 1980 until his retirement in 2001. Currently Director of Donaldson Co., Inc. since 1993, Graco, Inc. since 2004 and Life Time Fitness, Inc. since 2009. Previously Director of Golf Galaxy, Inc. from 2000 to 2007 and Director of Shopko Stores, Inc. from 1991 to 2005, serving as Non-Executive Chairman from 2001 to 2005.

        Mr. Eugster has been a director of several other public company and non-profit boards in addition to those identified above. He has experience as chairman and chief executive officer of a high-growth public company, and other extensive experience on public company boards, including service on the board of a regulated utility. His past experience lends special expertise relating to acquisitions, divestitures and finance. Mr. Eugster provides in-depth business, financial and strategic acumen that strengthens our Board's collective qualifications, skills and experience and enables him to be an effective Compensation Committee Chairman.

        Gary L. Pechota, 60, has been a director of the Company since 2007.

        President and Chief Executive Officer of DT-TRAK Consulting, Inc., a medical billing services company, since 2007. Retired from 2005 to 2007. Former Chief of Staff of the National Indian Gaming Commission from 2003 to 2005. Previously held executive positions in the cement industry, including serving as the chief executive officer of a publicly-traded company, and positions in finance and accounting. Currently Director of Insteel Industries, Inc. since 1998 and Texas Industries, Inc. since 2009.

        Mr. Pechota's background in finance and accounting provides the necessary expertise to serve on our Audit Committee. An enrolled member of the Rosebud Sioux Tribe, supports our Company's interest in promoting diverse perspectives, as well as expertise relating to our business interests on tribal lands. In addition, his experience as an executive leader at several companies, his public company board experience, and his knowledge of mining and extracting minerals and the associated environmental issues, strengthens our Board's collective qualifications, skills and experiences.

        Thomas J. Zeller, 62, has been a director of the Company since 1997.

        President, RESPEC, a technical consulting and services firm with expertise in engineering, information technologies, and water and natural resources specializing in emerging environmental protection protocols, since 1995.

        Mr. Zeller is a Past Chairman of our Audit Committee. His industry experience at RESPEC relates to many of our Company's activities concerning technology, engineering and environmental matters. This expertise, in addition to his experience as an executive leader, provides valuable knowledge to our Board and strengthens its collective qualifications, skills and experiences relating to technical aspects of our Company operations and contract relationships.

Class II—Directors with Terms Expiring at 2011 Annual Meeting

        David R. Emery, 47, has been a director of the Company since 2004.

        Chairman, President and Chief Executive Officer of Black Hills Corporation, since 2005. Formerly held various positions with Black Hills Corporation, including President and Chief Executive Officer, President and Chief Operating Officer—Retail Business Segment and Vice President—Fuel Resources. Mr. Emery has 20 years of experience with Black Hills Corporation. Prior to joining the Company, he served as a petroleum engineer for a large independent oil and gas company.

        Mr. Emery is the only officer of the Company currently on our Board. With over 20 years of experience at our Company, he has a deep knowledge and understanding of each of our business units and related industries. An enrolled member of the Cheyenne River Sioux Tribe, supports our Company's interest in promoting diverse perspectives. He has demonstrated leadership abilities serving as our Chairman, President and Chief Executive Officer since 2005. His strategic capabilities, knowledge and industry expertise provide critical leadership to the Board.

        Kay S. Jorgensen, 59, has been a director of the Company since 1992.

        Owner and Chief Executive Officer of KSJ Enterprises, LLC, providing marketing and development services since 2006. Former owner and Chief Executive Officer, Jorgensen-Thompson Creative Broadcast Services, Inc., a radio broadcast services company, from 1997 to 2005.

        Ms. Jorgensen previously served in the South Dakota State Legislature, as well as on various state and local boards and commissions. She served on the board of Wellmark, Inc. from 2002 to 2009, and on the board of Wellmark Blue Cross Blue Shield of South Dakota since 1999. Ms Jorgensen's experience in communications, marketing, regional politics, and healthcare contributes valuable insight into the political and regulatory concerns of the Company, and strengthens the Board's collective qualifications, skills and experiences, particularly relating to employee relations and benefit plans. Ms. Jorgensen has served as our Presiding Director since 2006.

        Warren L. Robinson, 60, has been a director of the Company since 2007.

        Retired. Former Executive Vice President, Treasurer and Chief Financial Officer of MDU Resources Group, Inc., a diversified energy and resources company, from 1992 to January 2006. Director of TMI Systems Design Corporation, a private manufacturer of laminate casework since 2006.

        Mr. Robinson has 29 years of experience in the utility industry, 18 of those years with MDU Resources Group. His industry experience at MDU included regulated utility finance and operations, and oil and gas exploration and production, two critical business segments for our Company. Mr. Robinson's service as a chief executive for accounting and finance activities relating to our industries provides the necessary financial reporting expertise to serve as Chairman of our Audit Committee. His experience as an executive financial leader at a publicly traded energy company provides our Board with current knowledge and understanding of the regulated business model, and unique challenges of the geographic and regulatory environment in which we operate.

        John B. Vering, 60, has been a director of the Company since 2005.

        Managing Director of Lone Mountain Investments, Inc., agricultural and oil and gas investments, since 2002. Partner in Vering Feed Yards LLC, a privately owned agricultural company, since March 2010. Previously held several executive positions in the oil and gas industry. Director of Broad Oak Energy, Inc., a privately held oil and gas exploration and production company, since 2006.

        Mr. Vering has over 30 years of experience, including executive leadership, in the oil and gas industry. He served for 23 years with Union Pacific Resources Company in several positions, including Vice President of Canadian Operations. Mr. Vering is our only non-employee director with direct operating experience in oil and gas transportation, marketing, exploration and production, important business segments for our Company. His knowledge and understanding of the trans-national oil and gas business, and his executive leadership experience strengthens our Board's collective qualifications, skills and experiences.

Class III—Directors with Terms Expiring at 2012 Annual Meeting

        David C. Ebertz, 64, has been a director of the Company since 1998.

        President, Dave Ebertz Risk Management Consulting, a firm specializing in insurance and risk management services for schools and public entities, since 2000. Previous experience in the insurance industry.

        Mr. Ebertz resides in the Gillette, Wyoming area, the location of a substantial aggregation of our power generation assets and our coal mine. His service on various local and community boards provides insight into the political, business and regulatory concerns of Wyoming and the Northern Powder River Basin in particular. Mr. Ebertz' experience in insurance and risk management strengthens our Board's collective qualifications, skills and experiences relating to oversight of enterprise risk.

        John R. Howard, 69, has been a director of the Company since 1977.

        Retired. Former President, Industrial Products, Inc., an industrial parts distributor, providing equipment and supplies to the mining and manufacturing industries, from 1992 to 2003 and Special Projects Manager for Linweld, Inc. in Lincoln, Nebraska.

        Mr. Howard is our longest serving board member, and currently is serving his last term as a director pursuant to the mandatory retirement age established in our Bylaws. His extensive experience with our Company included oversight of different management teams throughout a period of substantial growth and change in our industries. Mr. Howard's knowledge of our Company and industries strengthens our Board's collective qualifications, skills and experiences, particularly relating to corporate governance and strategic planning.

        Stephen D. Newlin, 57, has been a director of the Company since 2004.

        Chairman, President and Chief Executive Officer of PolyOne Corporation, a global provider of specialized polymer materials, services and solutions, since 2006. Former President, Industrial Sector, Ecolab, Inc., a global leader of services, specialty chemicals and equipment serving industrial and institutional clients, from 2003 to 2006. Served as President and a Director of Nalco Chemical Company, a manufacturer of specialty chemicals, services and systems, from 1998 to 2001 and Chief Operating Officer and Chairman from 2000 to 2001. Currently Director of Valspar Corporation since 2007.

        Mr. Newlin has been a director of several other public company and non-profit boards in addition to those identified above. He has industry experience in chemicals, water treatment, power generation, mining, energy, petro-chemical and polymer compounds. Mr. Newlin's experience as an active chairman and chief executive officer of a public company and experience on other public company boards, provides an in-depth business, financial and strategic acumen that strengthens our Board's collective qualifications, skills and experience and enables him to be an effective Governance Committee Chairman.

CORPORATE GOVERNANCE

        Corporate Governance Guidelines.    Our Board of Directors has adopted corporate governance guidelines titled "Corporate Governance Guidelines of the Board of Directors" which set the tone for operation of our Board and assist the Board in fulfilling its obligations to shareholders and other constituencies. The guidelines lay the foundation for the Board's responsibilities, operations, leadership, organization and committee matters. The Governance Committee reviews the guidelines annually, and the guidelines may be amended at any time, upon recommendation by the Governance Committee and approval of the Board.

        Board Independence.    In accordance with New York Stock Exchange rules, the Board of Directors through its Governance Committee affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the New York Stock Exchange listing standards. These guidelines are contained in our Policy for Director Independence, which can be found in the "Governance" section of our website (www.blackhillscorp.com/corpgov.htm). Based on these standards, the Governance Committee determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and shareholder of the Company:

David C. Ebertz	Jack W. Eugster	John R. Howard
Kay S. Jorgensen	Stephen D. Newlin	Gary L. Pechota
Warren L. Robinson	John B. Vering	Thomas J. Zeller

In addition, based on such standards, the Governance Committee determined that Mr. Emery is not independent because he is our Chairman, President and Chief Executive Officer (the "CEO").

        Board Leadership Structure.    As noted above, our Board is currently comprised of nine independent directors and one employee director. Mr. Emery has served as our Chairman of the Board and CEO since 2005, and has been a member of our Board since 2004. Mr. Emery provides strategic, operational, and technical expertise and context for the matters considered by our Board. After considering alternative board leadership structures, our Board chose to retain the ability to balance an independent Board structure with the flexibility to appoint as Chairman a CEO-Director with knowledge of and experience in the operations of our Company. At this time, our Board believes that having a single person serve as Chairman and CEO provides unified and responsible leadership for our Company.

        Our Board has been, and continues to value a high degree of Board independence. As a result, our corporate governance structure and practices promote a strong, independent Board, and include several independent oversight mechanisms, including only independent directors serving on our Audit, Compensation and Governance Committees and appointing a Presiding Director. Our Board believes these practices ensure that experienced and independent directors will continue to effectively oversee management and critical issues related to financial and operating plans, long-range strategic issues, enterprise risk and corporate integrity. All of our Board Committees may seek legal, financial or other expert advice from a source independent of management.

        Our Board annually appoints a Presiding Director. Kay S. Jorgensen has served as our Presiding Director since May 2006. The responsibilities of Presiding Director, as provided in the Board's Governance Guidelines, are to chair executive sessions of the non-management directors and communicate the Board's annual evaluation of the CEO. The Presiding Director, together with the non-management directors, establishes the agenda for executive sessions, which are held at each regular Board meeting. The Presiding Director serves as a liaison between the non-management members of the Board and the CEO, and discusses, to the extent appropriate, matters raised by the non-management directors in executive session. The Presiding Director also presides over regular meetings of the Board in the absence of the Chairman. This leadership structure provides consistent and effective oversight of our management and our Company.

        Risk Oversight.    Our Board oversees an enterprise approach to risk management that supports the operational and strategic objectives of the Company. The Corporate Governance Guidelines of our Board of Directors provide that the Board will review major risks facing our Company and the options for risk mitigation presented by management. Our Board delegates oversight of certain risk considerations to its committees within each of their respective areas of responsibility; however, the full Board monitors risk relating to strategic planning and execution, as well as executive succession. Financial risk oversight falls within the purview of our Audit Committee. Our Compensation Committee oversees compensation and benefit plan risks. Each committee reports to the full Board.

        Our Board reviews any material changes in the Company's key enterprise risk management issues with management at each quarterly Board meeting, following a presentation of quarterly financial results. In so doing, our Board seeks to ensure appropriate risk mitigation strategies are implemented by management on an ongoing basis. Operational and strategic plan presentations by management to our Board include consideration of the challenges and risks to our business. Our Board and management actively engage in discussions of these topics and utilize outside consultants as needed. Our Board oversees development of the Company's strategic plan risks as part of its annual strategic planning meeting. In addition, our Board receives environmental, safety, legal and compliance reports at least annually.

        Our Audit Committee oversees management's strategy and performance relative to the significant financial risks of the Company. In consultation with management, the independent auditors and the internal auditors, the Audit Committee discusses the Company's risk assessment, risk management and credit policies, and reviews significant financial risk exposures along with steps management has taken to monitor, mitigate and report such exposures. At least twice a year, our Chief Risk Officer provides a Risk and Credit Report to the Audit Committee. The Company adopted Risk Policies and Procedures for our energy marketing operations that address governance, control infrastructure, authorized commodities and trading instruments, prohibited activities, employee conduct and other concerns. The Company also adopted a Credit Policy that establishes guidelines, controls and limits to manage and mitigate credit risk within risk tolerances established by the Committee. The Audit Committee reviews these policies as the Internal Audit Department regularly reports audit findings concerning compliance with these policies to them.

        Our Compensation Committee adopted an executive compensation philosophy that provides the foundation for our executive compensation program. The executive compensation philosophy states that the executive pay program should be market-based and maintain an appropriate and competitive balance between fixed and variable pay elements, short- and long-term compensation and cash and stock-based compensation. The Committee establishes company-specific performance goals and potential incentive payouts for our executive officers to motivate and reward performance, consistent with the long-term success of the Company. The target compensation for our senior officers is heavily weighted in favor of long-term incentives, aligning performance incentives with long-term results for our shareholders. Our Compensation Committee also sets minimum performance thresholds and maximum payouts in the incentive programs, and maintains the discretion to reduce awards if excessive risk is taken. Stock ownership guidelines established for all our officers require our executives to hold 100 percent of all shares awarded to them until the ownership guidelines are achieved. Our Compensation Committee also instituted "claw-back" provisions in our incentive plans, which may require an executive to return incentives received, if the Committee determines, in its discretion, that the executive engaged in specified misconduct or wrongdoing.

        Our management is responsible for day-to-day risk management. Reporting to the senior management team, our Treasury, Risk Management, Compliance and Internal Audit groups provide the primary monitoring and testing services in accordance with company-wide policies and procedures, and oversee the day-to-day risk management strategy for our ongoing businesses. Their oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

        We believe this division of risk management responsibilities described above is an effective approach for addressing the risks facing our Company.

        Director Nominees.    The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Board candidates are considered based upon various criteria, including diverse business, administrative and professional skills or experiences; an understanding of relevant industries, technologies and markets; financial literacy; independence status; the ability and willingness to contribute time and special competence to Board activities; personal integrity and independent judgment; and a commitment to enhancing shareholder value. The Committee considers these and other factors as it deems appropriate, given the needs of the Board and the Company. Our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business. The Committee considers candidates for Board membership suggested by a variety of sources, including current or past Board members, members of management and shareholders. There are no differences in the manner by which the Committee evaluates director candidates recommended by shareholders from those recommended by other sources. The Committee also retains a third-party executive search firm at times to identify candidates.

        Shareholders who intend to nominate persons for election to the Board of Directors must provide timely written notice of the nomination in accordance with Article I, Section 9 of our Bylaws. Generally, our Corporate Secretary must receive the written notice at our executive offices at P.O. Box 1400, 625 Ninth Street, Rapid City, South Dakota, 57709, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The notice must set forth at a minimum the information set forth in Article I, Section 9 of our Bylaws, including the shareholder's identity and status, contingent ownership interests, description of any agreement made with others acting in concert with respect to the nomination, specific information about the nominee and supply certain representations by the nominee to the Company.

        Communications with the Board.    Shareholders and others interested in communicating directly with the Presiding Director, with the non-management directors as a group, or the Board of Directors may do so in writing to the Presiding Director, Black Hills Corporation, P.O. Box 1400, 625 Ninth Street, Rapid City, South Dakota, 57709.

        Corporate Governance Documents.    The charters of the Audit, Compensation and Governance committees, as well as the Board's Corporate Governance Guidelines, Policy for Director Independence, Code of Business Conduct and the Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, and certain other persons performing similar functions can be found in the "Governance" section of our website (www.blackhillscorp.com/corpgov.htm). Copies may also be obtained upon request from our Corporate Secretary. Please note that none of the information contained on our website is incorporated by reference in this proxy statement.

        Certain Relationships and Related Party Transactions.    We recognize related party transactions can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of the Company and our shareholders. Accordingly, as a general matter, it is our preference to avoid related party transactions. Nevertheless, we recognize that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of the Company and our shareholders, including but not limited to situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when we provide products or services to related parties on an arm's length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, our Board of Directors has adopted a policy for the review of related party transactions. This policy requires directors and officers to promptly report to our Vice President—Governance all proposed or existing transactions in which the Company and they, or persons related to them, are parties or participants. Our Vice President—Governance presents to our Governance Committee those transactions that may require disclosure pursuant to Item 404 of Regulation S-K (typically, those transactions that exceed $120,000). Our Governance Committee reviews the material facts presented and either approves or disapproves entry into the transaction. In reviewing the transaction, the Governance Committee considers the following factors, among other factors it deems appropriate: (i) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances; (ii) the extent of the related party's interest in the transaction; and (iii) the impact on a director's independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer.

        We offer a relocation program through a third-party relocation company for employees who relocate at the Company's request and, in appropriate circumstances, to new employees who relocate in connection with their employment by the Company. We believe this program offers a valuable incentive to attract and retain key employees. Our program covers the cost of most of the reasonable expenses associated with relocation, including, but not limited to, disposition of current residence, home finding, temporary living and transportation and storage of household goods. For our executives, the relocation program includes a buyout provision for the pre-move residence. The relocation company manages the home sale process, including purchasing the home at either an appraised market value or at the value offered by a bona fide third-party purchaser and reselling the home. The Company is responsible for any costs associated with the subsequent maintenance and sale of the home, including the payment of a service fee to the relocation company. In November 2008, in connection with the hiring of Anthony Cleberg as our Executive Vice President and Chief Financial Officer ("CFO"), the relocation company purchased Mr. Cleberg's home for $627,500. The relocation company sold Mr. Cleberg's home in 2009 for $538,450. Robert A. Myers, our Senior Vice President of Human Resources since January 2009, has until December 31, 2011 to exercise the home buyout provisions of his relocation package.

        Section 16(a) Beneficial Ownership Reporting Compliance.    Based solely upon a review of our records and copies of reports on Form 3, 4 and 5 furnished to us, we believe that during and with respect to 2009, all persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, filed the required reports on a timely basis.

 MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors

        Our directors review and approve our strategic plan and oversee management of the Company. Our Board of Directors held eight meetings during 2009. Directors' attendance at all Board and Committee meetings averaged 97 percent. During 2009, every director attended at least 75 percent of the combined total of Board meetings and Committee meetings on which the director served. Each regularly scheduled meeting of the Board includes an executive session of only non-management directors. We encourage our directors to attend the annual shareholders' meeting. All 10 directors were in attendance at the 2009 annual meeting of shareholders.

Committees of the Board

        Our Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Compensation Committee and the Governance Committee. In accordance with the New York Stock Exchange listing standards and our Corporate Governance Guidelines, the Audit, Compensation and Governance Committees are comprised solely of non-employee, independent directors. Each committee operates under a charter which is available on our website at www.blackhillscorp.com/corpgov.htm and is also available in print to any shareholder who requests it. In addition, our Board creates special committees from time to time for specific purposes.

        Members of the Committees are designated by our directors upon recommendation of the Governance Committee. The table below shows current membership for each of the Board committees.

Audit Committee	Compensation Committee	Governance Committee
John R. Howard	David C. Ebertz	David C. Ebertz
Gary L. Pechota	Jack W. Eugster*	Jack W. Eugster
Warren L. Robinson*	Kay S. Jorgensen	Kay S. Jorgensen
John B. Vering	Stephen D. Newlin	Stephen D. Newlin*
	Thomas J. Zeller	John B. Vering

*
Committee Chairperson

        Audit Committee.    The Audit Committee held seven meetings in 2009. The Audit Committee's responsibilities, discussed in detail in its charter include, among other duties, the responsibility to:

  •
  assist the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices;

  •
  monitor the integrity of our financial reporting process, systems of internal controls and disclosure controls regarding finance, accounting and legal compliance;

  •
  review areas of potential significant financial risk to the Company;

  •
  review consolidated financial statements and disclosures;

  •
  appoint an independent registered public accounting firm for ratification by our shareholders;

  •
  monitor the independence and performance of our independent registered public accountants and internal auditing department;

  •
  pre-approve all audit and non-audit services provided by our independent registered public accountants;

  •
  review the scope and results of the annual audit including reports and recommendations of our independent registered public accountants;

  •
  review the internal audit plan, results of internal audit work and monitor compliance with our Code of Conduct; and

  •
  periodically meet with our internal audit group, management, and independent registered public accounting firm.

        In accordance with the rules of the NYSE, all of the members of the Audit Committee are financially literate. In addition, the Board determined that Messrs. Howard, Pechota, Robinson and Vering each have the requisite attributes of an "audit committee financial expert" as provided in regulations promulgated by the Securities and Exchange Commission, and that such attributes were acquired through relevant education and/or experience.

        Compensation Committee.    The Compensation Committee held five meetings in 2009. The Compensation Committee's responsibilities, discussed in detail in its charter include, among other duties, the responsibility to:

  •
  discharge the Board of Director's responsibilities related to executive and director compensation philosophy, policies and programs;

  •
  perform functions required by the Board of Directors in the administration of all federal and state statutes relating to employment and compensation;

  •
  consider and recommend for approval by the Board all executive compensation programs including executive benefit programs and stock ownership plans; and

  •
  promote an executive compensation program that supports the overall objective of enhancing shareholder value.

        The Compensation Committee has authority under its charter to retain and terminate compensation consultants, outside counsel and other advisors as the Committee may deem appropriate in its sole discretion. The Committee has sole authority to approve related fees and retention terms. The Committee may delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion. The Committee engaged Towers Perrin (now known as Towers Watson following the merger of Towers Perrin and Watson Wyatt), an independent consulting firm, to conduct an annual review of its 2009 total compensation program for executive officers and non-employee directors and to assist in the redesign of our defined benefit pension plan to a defined contribution plan for all eligible employees. In addition, Towers Perrin was engaged by management to provide certain other services, including the consolidation of salary grades and incentive integration for non-executive level positions. Management discussed with the Committee the other work to be performed by Towers Perrin. The following table sets forth the aggregate fees for services provided to us in 2009 by Towers Perrin.

Executive and Director Compensation		$118,400
Other Services—
Retirement Plan Changes	$472,300
Consolidation of Non-Executive Salary Grades	184,000
Incentive Integration for Non-Executive Level Positions	102,600
Other Miscellaneous Services	39,500

		798,400

Total Fees		$916,800

        The Committee annually evaluates the CEO's performance in light of established goals and objectives, with input from the other independent directors. Based upon the Committee's evaluation and recommendation, the independent directors of the Board set the CEO's annual compensation, including salary, bonus, incentive and equity compensation and perquisites.

        The CEO annually reviews the performance of each of our senior officers. He presents a summary of his evaluations of all of our senior officers to the Committee and thoroughly reviews the Chief Operating Officer—Utilities (the "COO-Utilities,") the Chief Operating Officer—Non-regulated Energy Group (the "COO-Non-regulated Energy") and the CFO evaluations with the Committee. Based upon the Committee's review and recommendation, the Board of Directors sets the annual compensation of the COO-Utilities, COO-Non-regulated Energy and CFO, including salary, bonus, incentive and equity compensation and perquisites.

        The CEO also provides oversight of management's evaluations of our other officers. Senior officers assess performance of all officers reporting to them. Based upon these performance reviews, market analysis conducted by the compensation consultant and discussions with our Chief Human Resources Officer and Human Resources department staff, the CEO recommends the compensation of the officers to the Committee. The Committee may exercise its discretion in modifying any of the recommended compensation and award levels in its review and approval process.

        More information describing the Compensation Committee's processes and procedures for considering and determining executive compensation, including the role of our CEO and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis.

        In setting non-employee director compensation, the Compensation Committee recommends the form and amount of compensation to the Board of Directors and the Board of Directors makes the final determination. In considering and recommending the compensation of non-employee directors, the Compensation Committee considers such factors as it deems appropriate, including historical compensation information, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data. In the review of director compensation for 2009, the Compensation Committee retained Towers Perrin to provide market information on non-employee director compensation, including annual board and committee retainers, board and committee meeting fees, committee chairperson fees, number of Board meetings and stock based compensation.

        Compensation Committee Interlocks and Insider Participation.    The Compensation Committee is comprised entirely of independent directors.

        Governance Committee.    The Governance Committee held three meetings in 2009. The Governance Committee's responsibilities, discussed in detail in its charter include, among other duties, the responsibility to:

  •
  assess the size of the Board and membership needs and qualifications for Board membership;

  •
  recruit and recommend prospective directors to the Board to fill vacancies;

  •
  consider and recommend existing Board members to be renominated at our annual meeting of shareholders;

  •
  establish and review guidelines for corporate governance;

  •
  recommend to the Board committee membership and the chairpersons of the committees;

  •
  nominate an independent director to serve as a Presiding Director;

  •
  review the independence of each director and director nominee;

  •
  administer an annual evaluation of the performance of the Board and facilitate an annual assessment of each committee; and

  •
  ensure that the Board oversees the evaluation and succession planning of management.

DIRECTOR COMPENSATION

Director Fees

        In 2009, our non-employee director compensation was as follows:

  •
  an annual cash retainer of $36,000, paid on a monthly basis;

  •
  common stock equivalents equal to $50,000 per year, paid on a quarterly basis;

  •
  dividend equivalents on the common stock equivalents equal to the same dividend rate our shareholders receive; and

  •
  a meeting fee of $1,250 for each board and committee meeting attended, provided such committee meetings are substantive in nature and content.

        In addition, our Presiding Director and Committee Chairpersons received the following additional compensation:

  •
  Presiding Director—an annual fee of $15,000;

  •
  Audit Committee Chairperson—an annual fee of $10,000; and

  •
  Compensation and Governance Committee Chairpersons—annual fees of $6,000.

Director Stock Ownership Guidelines

        Members of our Board of Directors are required to beneficially own 500 shares of common stock when they are initially elected a director and to apply at least 50 percent of his or her annual cash retainer toward the purchase of additional shares until the director has accumulated at least 7,500 shares of common stock. All of our directors have currently met their stock ownership guidelines.

Director Total Compensation for 2009 and Common Stock Equivalents Outstanding as of December 31, 2009(1)

Name(2)	Fees Earned or Paid in Cash	Stock Awards(3)	Total	Number of Common Stock Equivalents Outstanding at December 31, 2009(4)
David C. Ebertz	$62,250	$50,000	$112,250	9,807
Jack W. Eugster	$69,500	$50,000	$119,500	7,079
John R. Howard	$65,750	$50,000	$115,750	16,299
Kay S. Jorgensen	$76,000	$50,000	$126,000	11,795
Stephen D. Newlin	$66,000	$50,000	$116,000	7,289
Gary L. Pechota	$59,750	$50,000	$109,750	4,564
Warren L. Robinson	$73,500	$50,000	$123,500	4,731
John B. Vering	$69,750	$50,000	$119,750	6,470
Thomas J. Zeller	$66,000	$50,000	$116,000	10,199

(1)
Our directors did not receive any option awards, non-equity incentive plan compensation, pension benefits or perquisites in 2009.

(2)
Mr. Emery, our CEO, is not included in this table as he is an employee of the Company and thus receives no compensation for his services as a director. Mr. Emery's compensation received as an employee is shown in the Summary Compensation Table for our Named Executive Officers.

(3)
Each non-employee director received a quarterly award of common stock equivalents with a grant date fair value of $12,500 a quarter or $50,000 a year.

(4)
The common stock equivalents are fully vested in that they are not subject to forfeiture; however, the shares are not issued until after the director ends his or her service on the Board. The common stock equivalents are payable in stock or cash or can be deferred further at the election of the director.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

        The following tables set forth the beneficial ownership of our common stock as of March 31, 2010 for each director, each executive officer named in the Summary Compensation Table, all of our directors and executive officers as a group, and each person or entity known by us to beneficially own more than five percent of our outstanding shares of common stock. Beneficial ownership includes shares a director or executive officer has the power to vote or transfer, and stock options that are exercisable currently or within 60 days of March 31, 2010.

        Except as otherwise indicated by footnote below, we believe that each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by that individual or entity.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Options Exercisable Within 60 Days	Directors Common Stock Equivalents(2)	Total	Percentage(3)
Directors and Named Executive Officers
Anthony S. Cleberg(4)	23,445			23,445	*
David C. Ebertz	6,596		10,387	16,983	*
David R. Emery(5)	102,173	30,882		133,055	*
Jack W. Eugster	9,000		7,624	16,624	*
Linden R. Evans	41,658	10,000		51,658	*
John R. Howard	16,864		16,962	33,826	*
Kay S. Jorgensen	7,615		12,400	20,015	*
Robert A. Myers	10,129			10,129	*
Stephen D. Newlin	2,605		7,837	10,442	*
Thomas M. Ohlmacher	56,727	2,500		59,227	*
Gary L. Pechota	4,085		5,077	9,162	*
Warren L. Robinson(6)	4,589		5,246	9,835	*
John B. Vering(7)	2,728		7,007	9,735	*
Thomas J. Zeller(8)	5,909		10,784	16,693	*
All directors and executive officers as a group (23 persons)	429,314	117,786	83,324	630,424	1.6%

*
Represents less than one percent of the common stock outstanding.

(1)
Includes restricted stock held by the following executive officers for which they have voting power but not investment power and stock underlying restricted stock units the executive officers have the right to acquire within 60 days as to which they have no current voting or investment power: Mr. Cleberg—13,978 shares; Mr. Emery—27,226 shares; Mr. Evans—15,917 shares; Mr. Myers—7,932 shares; Mr. Ohlmacher—10,314 shares and 32,157 restricted stock units; and all directors and executive officers as a group—125,513 shares and 32,157 restricted stock units.

(2)
Represents common stock allocated to the directors' accounts in the directors' stock based compensation plan, of which there are no voting rights.

(3)
Shares of common stock which were not outstanding but could be acquired by a person upon exercise of an option within 60 days of March 31, 2010, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(4)
Includes 140 shares owned by Mr. Cleberg's spouse and 2,046 shares owned by the Fern Wagner Revocable Living Trust of which Mr. Cleberg is the Trustee.

(5)
Includes 73,399 shares owned jointly with Mr. Emery's spouse as to which he shares voting and investment authority and 4,500 shares that are pledged as security on a personal bank loan.

(6)
Includes 500 shares owned by Mr. Robinson's spouse.

(7)
Includes 2,000 shares owned jointly with Mr. Vering's spouse as to which he shares voting and investment authority.

(8)
Includes 225 shares owned jointly with Mr. Zeller's spouse as to which he shares voting and investment authority.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage
Five Percent Shareholders
BlackRock, Inc.(1)	4,082,131	10.4%
40 East 52nd Street New York, NY 10022
Dos Mil Doscientos Uno, Ltd.(2)	2,373,380	6.1%
Ronda Universitat, 31 1-1 Barcelona, Spain 08007
State Street Corporation(3)	2,984,575	7.6%
One Lincoln Street Boston, MA 02111
T. Rowe Price Associates, Inc.(4)	2,405,507	6.1%
100 East Pratt Street Baltimore, MD 21202

(1)
Information is as of December 31, 2009, and is based on a Schedule 13G filed on January 8, 2010.

(2)
Information is as of December 31, 2009, and is based on a Schedule 13G filed on January 27, 2010.

(3)
Information is as of December 31, 2009, and is based on a Schedule 13G filed on February 12, 2010.

(4)
Information is as of December 31, 2009, and is based on a Schedule 13G filed on February 12, 2010—represents shares owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        This Compensation Discussion and Analysis seeks to provide shareholders with a better understanding of our compensation philosophy, core principles and decision-making process. It explains the compensation-related actions taken with respect to 2009 compensation for our executive officers included in the Summary Compensation Table (our "Named Executive Officers"). Our Named Executive Officers, based on 2009 positions and compensation levels, are:

  •
  David R. Emery, CEO;

  •
  Anthony S. Cleberg, CFO;

  •
  Thomas M. Ohlmacher, COO—Non-regulated Energy;

  •
  Linden R. Evans, COO—Utilities; and

  •
  Robert A. Myers, Sr. Vice President—Human Resources.

        The Compensation Committee of the Board of Directors (the "Committee," for purposes of this Compensation Discussion and Analysis) is composed entirely of independent directors and is responsible for approving and overseeing our executive compensation philosophy, policies and programs. The Committee has a written executive compensation philosophy which details the objectives of our executive compensation program. The Committee begins its executive compensation review process each year by discussing and updating, if appropriate, its compensation philosophy.

        Compensation Program Objectives.    Our long-term success depends on our operational excellence, providing reliable products and services to our customers and investing wisely for present and future shareholder return. To consistently achieve these outcomes, in turn, depends on our ability to attract, motivate, and retain highly talented professionals. For these reasons, the Committee seeks to promote an executive compensation program that supports the overall objective of enhancing shareholder value and is based on principles designed to:

  •
  attract, retain and encourage the development of highly qualified and motivated executives;

  •
  provide compensation that is competitive;

  •
  promote the relationship between pay and performance;

  •
  promote overall corporate performance that is linked to the interests of our shareholders; and

  •
  recognize and reward outstanding performance.

        Overall, our goal is to provide total direct compensation (the sum of base salary, annual bonus and long-term incentives) at the median of the appropriate market when our operating results approximate average performance in relation to our peers. An individual executive's compensation may vary from the median based on such factors as individual skills, experience, contribution and performance, historic compensation, internal equity, retention concerns and other factors relevant to the individual executive. Our executives' actual direct compensation should vary significantly based on these factors and based on how actual performance varies from average or target results.

        Our executive compensation is designed to maintain an appropriate and competitive balance between fixed and variable pay components, short- and long-term compensation, and cash as well as stock-based compensation. We believe that the performance basis for determining compensation should differ by each reward component—base salary, annual bonus and long-term incentives.

        Incentive measures (short- and long-term) should emphasize objective, quantitative operating measures. The Committee retains the discretion to positively or negatively adjust incentive payments based on their subjective evaluation of performance, including the materiality of certain extraordinary events.

Setting Executive Compensation

        Based upon this compensation philosophy, the Committee structures our executive compensation to motivate our officers to achieve specified business goals and to reward them for achieving such goals. The key steps the Committee follows in setting executive compensation are to:

  •
  analyze executive compensation market data to ensure market competitiveness;

  •
  review the components of executive compensation, including base salary, annual incentive, long-term incentive, retirement and other benefits;

  •
  review total compensation mix and structure; and

  •
  review executive officer performance, responsibilities, experience and other factors cited above, to determine individual compensation levels.

Market Compensation Analysis

        The market for our senior executive talent is national in scope and is not focused on any one geographic location, area or region of the country. As such, our executive compensation should be competitive with the national market for senior executives. It should also reflect the executive's responsibilities and duties and align with the pay of executives at companies or business units of comparable size and complexity. The Committee gathers market information for our corporate executives from the utility and energy industry, recognizing the significant impact of our regulated utility operations on overall company strategy and performance.

        The Committee selects and retains the services of an independent consulting firm to:

  •
  provide information regarding practices and trends in compensation programs;

  •
  review and evaluate our compensation program as compared to compensation practices of other companies with similar characteristics, including size and type of business;

  •
  review and assist with the establishment of a peer group of companies; and

  •
  provide a compensation analysis of the executive positions.

        The Committee used the services of Towers Perrin for evaluating 2009 compensation. Towers Perrin gathered data from nationally recognized survey providers, as well as specific peer companies through public filings, which included:

  •
  Towers Perrin's 2008 Compensation Data Bank;

  •
  Towers Perrin's Energy Marketing & Trading Survey; and

  •
  25 peer companies representing the energy and utility industry.

The 25 peer companies ranged in revenue size from approximately $850 million to nearly $4 billion with the median at $1.5 billion. The survey data were adjusted for our size using a statistical technique known as single regression analysis. The peer group that the Committee chose for the January 1, 2009 to December 31, 2011 Performance Period of our Performance Share Program, disclosed under

Long-Term Incentive—Performance Shares, is included in the 25 peer companies used for this compensation analysis. The 25 peer companies include:

AGL Resources Inc.	Laclede Group, Inc.	Portland General Electric Company
ALLETE Inc.	MDU Resources Group, Inc.	Puget Energy, Inc.
Avista Corp	National Fuel Gas Co.	South Jersey Industries Inc.
CH Energy Group Inc.	Nicor Inc.	UIL Holdings Corporation
Cleco Corporation	Northwest Natural Gas Co.	UniSource Energy Corporation
DPL Inc.	NorthWestern Corporation	Vectren Corporation
Equitable Resources Inc.	Otter Tail Corporation	Westar Energy, Inc.
Great Plains Energy Incorporated IDACORP, Inc.	PNM Resources, Inc.	WGL Holdings, Inc.

        The salary surveys are one of several inputs into the Committee's decisions regarding appropriate compensation levels. Other factors include company performance, individual performance and experience, the level and nature of the executive's responsibilities, and discussions with the CEO, Chief Human Resources Officer and Human Resources department staff.

Components of Executive Compensation

        The components of our executive compensation program consist of a base salary, an annual incentive plan, and a long-term incentive award program. In addition, we provide income for our officers' retirement and other benefits.

        An important component of the total compensation is derived from incentive compensation. Incentive compensation is intended to motivate and encourage our executives to drive performance and achieve superior results for our shareholders. The Committee reviews information provided by the compensation consultant to determine the appropriate level and mix of incentive compensation. Actual income in the form of incentive compensation is realized by the executive as a result of achieving Company goals and overall stock performance. The Committee believes that a significant portion of total target compensation should be comprised of incentive compensation. In order to reward long-term growth as well as short-term results, the Committee establishes incentive targets that emphasize long-term compensation at a greater level than short-term compensation.

        The Committee annually reviews tally sheets on all components of each executive officer's compensation, including salary, bonus, equity and other long-term incentive compensation values granted, the actual value realized from stock option exercises and restricted stock and restricted stock units vested, the value of all perquisites and other personal benefits, and the projected annual benefit under our Pension and Pension Equalization Plans. The Committee uses the tally sheets as a resource that summarizes all elements of actual and potential future compensation of our officers, facilitating the Committee's analysis of both the individual elements of compensation as well as the total aggregate amount of actual and projected compensation and internal pay relationships between the officer positions. Upon completing its review of the tally sheets, the Committee concluded that both the annual compensation and the compensation mix were consistent with the Committee's expectations.

        The components of total target compensation in 2009 were as follows:

	Base Salary	Annual Incentive	Long-Term Incentive
David R. Emery, CEO	35%	25%	40%
Anthony S. Cleberg, CFO	42%	19%	39%
Thomas M. Ohlmacher, COO—Non-regulated Energy	39%	19%	42%
Linden R. Evans, COO—Utilities	35%	17%	48%*
Robert A. Myers, Sr. Vice President—Human Resources	49%	20%	31%

*
Mr. Evans long-term incentive as a percentage of total compensation is higher than normally would be seen. See the explanation for this aberration in the section entitled Long-Term Incentive.

        The total target compensation in 2009 for the named executive officers was at a combined average of 95 percent of the median of the market.

        Base Salary.    Base salaries for all officers are reviewed annually. We also adjust the base salary of our executives at the time of a promotion or change in job responsibility, as appropriate. The base salary component is compared to the median of the market data provided by the compensation consultant. The actual base salary of each officer is determined by the executive's performance, the experience level of the officer, the executive's current position in a market-based salary range, and internal pay relationships. Evaluation of base salary adjustments for 2009 occurred in December 2008 and in January 2009. As a result of the economic downturn at the time and the uncertainty in when market conditions would improve, the Committee did not increase the base salaries of our officers in 2009.

        Annual Incentive.    Our annual Short-Term Incentive Plan is designed to recognize and reward the contributions of individual executives as well as the contributions that group performance makes to overall corporate success. The program's goal for our corporate officers is based on earnings per share targets in order to closely align interests with shareholders and to foster teamwork and cooperation within the officer team. The annual incentive, after applicable tax withholding, is distributed to the officer in the form of 50 percent stock and 50 percent cash, unless the officer has met his or her stock ownership guideline, in which case he or she may elect to receive the total award in cash, after deductions and applicable tax withholding. Target award levels are established as a percentage of each participant's base salary. A target award is comparable to the average annual incentive payout award of the comparator group at the 50th percentile level. The actual annual payout will vary, based on performance, between zero and 200 percent of the individual executive's short-term incentive target award level.

        The Committee approves the target level for each officer in January, which is applicable to performance in the plan year. Target levels are derived in part from competitive data provided by the compensation consultant and in part by the Committee's judgment regarding internal equity, retention and an individual executive's expected contribution to the achievement of the Company's strategic objectives. The target levels for the positions held by our Named Executive Officers in 2009 are shown below.

CEO	70%
COO—Non-regulated Energy	50%
COO—Utilities	50%
CFO	45%
Sr. Vice President—Human Resources	40%

The threshold, target and maximum payout levels for our Named Executive Officers under the 2009 Short-Term Incentive Plan are shown in the Grants of Plan Based Awards in 2009 table under the heading "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards."

        Early in the first quarter, the Committee meets to establish the goals for the current plan year, to evaluate actual performance in relation to the prior year's targets and to approve the actual payment of awards related to the prior plan year. The Committee reserves the discretion to adjust any award, and will review and take into account individual performance, level of contribution, and the accomplishment of specific project goals that were initiated throughout the plan year.

        Consistent with 2008, the Committee selected a composite earnings per share goal for the 2009 corporate goal that is weighted 80 percent on non-energy marketing earnings per share and 20 percent on energy marketing earnings per share. The Committee chose this weighted methodology because it addresses the volatility of our energy marketing segment's earnings and the potential for this volatility to disproportionately influence bonus outcomes for participants in the annual Short-Term Incentive Plan, both positively and negatively. It also continues to meet the objectives of the plan including:

  •
  aligning the interests of the plan participants and the shareholders with a corporate-wide component;

  •
  motivating employees and supporting the corporate compensation philosophy;

  •
  being easily understood and easily communicated to ensure "buy-in" from the participants; and

  •
  by meeting the performance objectives of the plan, an average payout equal to market competitive levels can be attained over time.

        The Committee approved the goals for the 2009 plan year for the corporate officers as follows:

Threshold	Non-energy Marketing Earnings Per Share Goal	Energy Marketing Earnings Per Share Goal	Payout % of Target
Minimum	$1.386	$0.495	30%
Target	$1.540	$0.550	100%
Maximum	$1.771	$0.633	200%

        The target earnings per share goal for 2009 was equal to budgeted earnings per share. On January 27, 2010, the Committee approved a payout of 56 percent of target under the 2009 Short-Term Incentive Plan comprised of a 56 percent payout from non-energy marketing earnings and no payout from energy marketing earnings. The actual consolidated non-energy marketing earnings for 2009 were $2.15 per share. After adjusting the earnings for the non-cash, mark-to-market gain on the forward interest rate swaps, the gain on the sale of a 23.5 percent interest in Wygen I, and the impact of the non-cash ceiling test write-down of oil and gas assets, adjusted non-energy marketing earnings were $1.47 per share. This resulted in a payout of 69.9 percent of target for the non-energy marketing earnings goal. Energy marketing had a net loss of approximately $0.04 per share in 2009, resulting in no payout for the energy marketing earnings goal. The 2009 award, after applicable tax withholding, was distributed in the form of 50 percent stock and 50 percent cash for Messrs. Cleberg and Myers. Messrs. Emery, Ohlmacher and Evans had met their stock ownership guidelines and elected to receive their 2009 award in the form of 100 percent cash. Awards for corporate officers under the annual Short-Term Incentive Plan have varied significantly over the last five years as shown below.

Plan Year	Payout % of Target
2009	56%
2008	52%
2007	200%
2006	150%
2005	100%

Actual awards made to each of our Named Executive Officers under the annual Short-Term Incentive Plans for 2009 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

        Long-Term Incentive.    Long-term incentive compensation is comprised of grants made by the Committee under our 2005 Omnibus Incentive Plan ("Omnibus Incentive Plan") which was previously approved by our shareholders. Long-term incentive compensation is intended to:

  •
  promote corporate goals by linking the personal interests of participants to those of our shareholders;

  •
  provide participants with an incentive for excellence in individual performance;

  •
  promote teamwork among participants; and

  •
  provide flexibility in our effort to motivate, retain, and attract the services of participants who make significant contributions to our success by allowing participants to share in such success.

The Committee oversees the administration of the Omnibus Incentive Plan with full power and authority to determine when and to whom awards will be granted, along with the type, amount and other terms and conditions of each award. The long-term incentive compensation component is currently composed of restricted stock (or restricted stock units) and performance shares. The Committee chose these components because they believe that executive compensation tied to stock price appreciation and total shareholder return is an effective way to align the interests of management with those of our shareholders. The Committee selected total shareholder return as the performance goal for the performance shares because it believes executive pay under a long-term, capital accumulation program such as this should mirror our performance in shareholder return as compared to our peer group of companies. None of our Named Executive Officers have received stock option grants since 2003.

        The value of long-term incentives awarded is based primarily on competitive market-based data presented by the compensation consultant to the Committee, the impact each position has on our shareholder return and internal pay relationships. The Committee approved the target long-term incentive compensation level for each officer in December 2008, which was awarded in January 2009.

        Long-term incentive compensation approved for the 2009 plan year for our Named Executive Officers is shown in the table below.

	Long-Term Incentive Value	Percentage of Base Salary
David R. Emery, CEO	$630,000	112%
Anthony S. Cleberg, CFO	$300,000	95%
Thomas M. Ohlmacher, COO—Non-regulated Energy	$380,000	108%
Linden R. Evans, COO—Utilities	$380,000	139%
Robert A. Myers, Sr. Vice President—Human Resources	$175,000	64%

The variance in percentage of base salary for the long-term incentive value of the Named Executive Officers reflects our philosophy that the CEO, CFO and COOs should have more of their total compensation at risk because they hold positions that have a greater impact on our long-term results. The long-term incentive value for these positions normally is in the range of 95 percent to 115 percent of base salary. Mr. Evans' long-term incentive value in 2009 was a larger percentage of base salary than would normally be seen. This is due to the impacts of the acquisition of the utility properties on his job responsibilities. The acquisition more than doubled our utility assets from $830 million to $2.2 billion and increased the number of state jurisdictions of our utility properties from three to seven. As a result, the Committee chose to increase his long-term incentive value while making no change to his base salary due to the economic downturn and uncertainty in market conditions at the time.

        Restricted stock (or restricted stock units) is used to deliver 50 percent of the long-term incentive award amounts, with the remaining 50 percent delivered in the form of performance shares. The actual shares of restricted stock and performance shares granted in 2009 are reflected in the tables in the Restricted Stock and Restricted Stock Units and Performance Shares sections that follow.

        Restricted Stock and Restricted Stock Units.    Restricted stock and restricted stock units vest one-third each year over a three-year period, and automatically vest in their entirety upon death, disability or a change in control. Dividends are paid on the restricted shares and dividend equivalents accrue on restricted stock units. Unvested restricted stock or units are forfeited if an officer's employment is terminated for any reason other than death, disability or in the event of a change in control. Corporate officers may elect to receive the award in the form of restricted stock, or to defer the payment under the Nonqualified Deferred Compensation Plan, in the form of restricted stock units. The number of shares awarded in 2009 for each of our Named Executive Officers is shown below and is included in the Grants of Plan Based Awards in 2009 table under the heading "All Other Stock Awards: Number of Shares of Stock or Units" and "Grant Date Fair Value of Stock Awards."

David R. Emery, CEO	11,543
Anthony S. Cleberg, CFO	5,497
Thomas M. Ohlmacher, COO—Non-regulated Energy	6,962
Linden R. Evans, COO—Utilities	6,962
Robert A. Myers, Sr. Vice President—Human Resources	3,206

        Performance Shares.    Participants are awarded a target number of performance shares based upon the value of the individual performance share component approved by the Committee, divided by the Beginning Stock Price. The Beginning Stock Price, as defined under the Performance Plan, is the average of the closing price of our common stock for the 20 trading days immediately preceding the beginning of the plan period. Entitlement to performance shares is based on our total shareholder return over designated performance periods, as measured against our peer group. In addition, in order for any performance shares to be awarded, our stock price must also increase during the performance period from the Beginning Stock Price. The final value of the performance shares is based upon the number of shares of common stock that are ultimately granted, based upon our performance in relation to the performance criteria. At the end of each respective performance period, actual awards may range from 0 percent to 175 percent of the target share amounts plus accrued dividends. A 100 percent payout of the target shares occurs if our total shareholder return exceeds the 50th percentile of the peer group. A zero percent payout occurs if we are below the 40th percentile and a maximum payout of 175 percent occurs if we perform at the 80th percentile or above. The performance awards and dividend equivalents, if earned, are paid in 50 percent cash and 50 percent common stock. All payroll deductions and applicable tax withholding related to the award are withheld from the cash portion. Performance share target grant values are approved in the December/January timeframe for a three-year performance period beginning January 1.

        Our peer group is comprised of the following companies for the performance period that ended in 2009:

Alliant Energy Corporation	IDACORP, Inc.	OGE Energy Corporation
DPL Inc.	Integrys Energy Group, Inc.	Pepco Holdings Inc.
Great Plains Energy	Northeast Utilities	PNM Resources Inc.
Incorporated	NStar	Wisconsin Energy Corp.
Hawaiian Electrics Inds.

This peer group was originally identified as the companies in the S&P MidCap Electric Utilities Index; however because of re-categorizing of companies in the index by S&P from time to time, the companies in the peer group must be tracked individually.

        The Committee changed our peer group beginning with the January 1, 2008 to December 31, 2010 Performance Period, recognizing a peer group that is more reflective of Black Hills Corporation upon the closing of the acquisition of Aquila's electric utility in Colorado and its gas utilities in Colorado, Kansas, Nebraska and Iowa. The peer group for the performance periods that end in 2010 and 2011 is comprised of the following companies:

AGL Resources Inc.	IDACORP, Inc.	NV Energy, Inc.
ALLETE Inc.	MDU Resources Group, Inc.	UIL Holdings Corporation
Avista Corp	NorthWestern Corporation	UniSource Energy Corporation
CH Energy Group Inc.	Otter Tail Corporation	Vectren Corporation
Cleco Corporation	PNM Resources, Inc.	Westar Energy, Inc.
DPL Inc.	Portland General Electric	WGL Holdings, Inc.
Great Plains Energy	Company
Incorporated

        Each performance share period extends for three years. For the recently completed performance period, January 1, 2007 to December 31, 2009, our total shareholder return was negative 17 percent, which ranked at the 23rd percentile of our peer group, resulting in no payout. The continued collapse of oil and gas prices in the second half of 2008 and through 2009, combined with the effects of the global credit crisis created significant negative impacts on our overall financial performance in 2008 and 2009.

        Actual awards for the corporate officers under the Performance Share Plan over the last five years have varied significantly based on the Company's performance in relation to its peer group as shown below.

Performance Period	Payout % of Target
January 1, 2007 to December 31, 2009	0
January 1, 2006 to December 31, 2008	0
January 1, 2005 to December 31, 2007	175
March 1, 2004 to December 31, 2006	37
March 1, 2004 to December 31, 2005	175

        Target shares for each of our Named Executive Officers for the outstanding performance periods are as follows:

	January 1, 2008 to December 31, 2010 Performance Period	January 1, 2009 to December 31, 2011 Performance Period	January 1, 2010 to December 31, 2012 Performance Period
David R. Emery	6,900	12,319	11,982
Anthony S. Cleberg	NA	5,866	5,706
Thomas M. Ohlmacher	4,370	7,431	7,227
Linden R. Evans	2,748	7,431	7,227
Robert A. Myers	NA	3,422	3,328

Actual payouts, if any, will be determined based upon the total shareholder return for the plan period in comparison to the peer group.

Hiring Inducement

        As part of Mr. Myers compensation package when he joined the Company as Senior Vice President—Human Resources, the Committee awarded him $100,000 of restricted stock (3,664 restricted shares) that vests one-third each year over a three-year period. These shares are in addition to the restricted shares awarded as part of his long-term incentive and disclosed under Long-Term Incentive and Restricted Stock and Restricted Stock Units above.

Performance Evaluation

        Role of Executive Officers in Compensation Decisions.    The CEO annually reviews the performance of each of our senior officers. He presents a summary of his evaluation of all of our senior officers to the Committee and thoroughly reviews the COO—Utilities, COO—Non-regulated Energy and CFO evaluations with the Committee. Based upon these performance reviews, market analysis conducted by compensation consultants and discussions with our Chief Human Resources Officer and Human Resources department staff, the CEO recommends the compensation for this group of officers to the Committee. The Committee may exercise its discretion in modifying any of the recommended compensation and award levels in its review and approval process.

        Role of the Committee and Board in Setting Executive Compensation.    At the beginning of each year, the Committee reviews and establishes the corporation's financial targets and the CEO's goals and objectives for the year. At the end of each year the Committee evaluates the CEO's performance in light of established goals and objectives, with input from the other independent directors. Based upon the Committee's evaluation and recommendation, the independent directors of the Board set the CEO's annual compensation, including salary, bonus, incentive and equity compensation and perquisites.

        The Committee reviews the CEO's evaluation of the performance of the COO—Utilities, COO—Non-regulated Energy and the CFO in light of established goals and objectives. Based upon the Committee's review and recommendation, the Board of Directors sets the annual compensation of the COO—Utilities, COO—Non-regulated Energy and CFO, including salary, bonus, incentive and equity compensation and perquisites. The Committee also reviews and approves the CEO's recommendations for compensation of our other corporate officers and business unit leaders. The Committee is required to approve all decisions regarding equity awards to our officers.

Stock Ownership Guidelines

        The Committee has implemented stock ownership guidelines that apply to all officers based upon their level of responsibility. We believe it is important for our officers to hold a significant amount of our common stock to further align their performance with the interest of our shareholders. A "retention ratio" approach to stock ownership is incorporated into the guidelines. This approach requires officers to retain 100 percent of all shares owned, including shares awarded through our incentive plans (net of share withholding for taxes and in the case of cashless stock option exercises, net of the exercise price and withholding for taxes) until specific ownership goals are achieved. Ownership guidelines are denominated in share amounts which approximate a multiple of base pay.

        The ownership guidelines by officer level are as follows:

Officer Level	Ownership Guideline (# of Shares)
CEO	90,000
COOs and CFO	40,000
Vice President and General Manager of Energy Marketing	40,000
Other Senior Executive Officers	25,000
Other Corporate Officers and Business Unit Leaders	10,000
Other Subsidiary Officers	5,000

        The ownership guidelines and current stock ownership of our Named Executive Officers are shown below.

Officer Level	Ownership Guideline (# of Shares)	Actual Ownership (# of Shares)	Years in Position
David R. Emery, CEO	90,000	102,173	6
Anthony S. Cleberg, CFO	40,000	23,445	1.5
Thomas M. Ohlmacher, COO—Non-regulated Energy	40,000	56,727	8
Linden R. Evans, COO—Utilities	40,000	41,658	5
Robert A. Myers—Senior Vice President—Human Resources	25,000	10,129	1

2009 Benefits

        Perquisites and Other Personal Benefits.    We provide a limited number of market-based perquisites to our executive officers, including personal use of a Company vehicle. The total value of these perquisites in 2009 did not exceed $9,000 for any one of our Named Executive Officers. In addition, Messrs. Cleberg and Myers also received moving expenses associated with their relocations. The specific amounts attributable to perquisites for 2009 are disclosed in the Summary Compensation Table. The Committee periodically reviews the perquisites and other personal benefits provided to our executive officers and believes the current perquisites are reasonable and consistent with our overall compensation program.

        Retirement and Other Benefits.    We maintain a variety of employee benefit plans and programs in which our executive officers may participate, including a 401(k) Retirement Savings Plan, a Qualified Defined Benefit Pension Plan (the "Pension Plan"), Nonqualified Pension Plans and a Nonqualified Deferred Compensation Plan. The Nonqualified Pension Plans include our Grandfathered Pension Equalization Plan, 2005 Pension Equalization Plan, 2007 Pension Equalization Plan and Pension Restoration Plan. We believe it is important to provide post-employment benefits to our executive officers and the benefits we provide approximate retirement benefits paid by other employers to executives in similar executive positions. The Committee periodically reviews the benefits provided with assistance from its compensation consultant to maintain a market-based benefits package.

        The Black Hills Corporation 401(k) Retirement Savings Plan is offered to all eligible employees of the Company and its subsidiaries. The separate 401(k) plans covering employees of Cheyenne Light, Fuel and Power and Black Hills Energy were merged into the Black Hills Corporation 401(k) Retirement Savings Plan in October 2009. All of our Named Executive Officers are participants in the Black Hills Corporation 401(k) Retirement Savings Plan. Participants may elect to invest up to 50 percent of their eligible compensation on a pre-tax and/or after-tax basis up to maximum amounts established by the Internal Revenue Service. In 2009, the Black Hills Corporation 401(k) Plan provided a matching contribution of 100 percent of the employee's annual tax-deferred contribution up to a maximum of 3 or 6 percent of eligible compensation, depending on work location. Matching contributions vest at 20 percent per year and are fully vested when the participant has five years of service with the Company. The annual contribution for our Named Executive Officers ranged from $7,350 to $14,596 in 2009. The matching contribution is included as "All Other Compensation" in the Summary Compensation Table.

        The Pension Plan covers the employees of Black Hills Corporation and a number of its subsidiary companies. Cheyenne Light, Fuel and Power and Black Hills Energy have their own plans. The Pension Plan is a qualified defined benefit pension plan that provides benefits at retirement based on length of employment service and certain average compensation levels during the highest five consecutive years of the last ten years of service. Our employees do not contribute to the plans. Each of our Named Executive Officers except Mr. Myers are participants in the Pension Plan and none of our Named Executive Officers have been granted additional years of credited service. Mr. Myers did not meet the eligibility requirements to be a participant prior to the effective date of the 2010 benefit changes discussed below.

        The Pension Plan is limited by the Internal Revenue Code in the amount of annual payments received under the plan ($195,000 in 2009) and in the amount of compensation that can be taken into account in determining contributions and benefits ($245,000 in 2009). Because of these limitations we also have the Nonqualified Pension Plans. Messrs. Emery and Ohlmacher are participants in the Grandfathered Pension Equalization Plan and the 2005 Pension Equalization Plan. Messrs. Cleberg, Evans and Myers were participants in the 2007 Pension Equalization Plan. All of the Named Executive Officers are participants in the Pension Restoration Plan. The level of retirement benefits provided by the Nonqualified Plans for each of our Named Executive Officers is reflected in the Pension Benefits for 2009 table and explained in more detail in the accompanying narrative.

2010 Benefit Changes

        Effective January 1, 2010, the Company adopted a defined contribution plan design as our primary retirement plan and amended our Pension Plan for all eligible employees to incorporate a partial freeze in which the accrual of benefits cease for certain participants while other participants were allowed an election to continue to accrue benefits. Employees eligible to elect continued participation were those employees who were at least 45 years old and had at least 10 years of eligible service with the Company as of January 1, 2010. Messrs. Emery and Ohlmacher met the age and years of service requirement and elected to stay with the existing plans.

        As a result of the change in the Pension Plan, the benefits for certain officers (including Messrs. Cleberg, Evans and Myers) under the non-qualified pension restoration plans were significantly reduced because the non-qualified benefit calculations were linked to the benefits earned in the Pension Plan. To overcome this deficit, the Committee eliminated the 2007 Pension Equalization Plan and amended the Non-Qualified Deferred Compensation Plan to provide non-elective non-qualified restoration benefits to those affected officers who were not eligible to continue accruing benefits under the Pension Plan and associated non-qualified pension restoration plan. The amended Non-Qualified Deferred Compensation Plan provides the affected officers with non-elective supplemental matching contributions equal to 6 percent of eligible compensation in excess of the Internal Revenue Code limit plus matching contributions, if any, lost under the 401(k) Retirement Savings Plan due to nondiscrimination test results and provides non-elective supplemental points-based contributions that cannot be made to the 401(k) Retirement Savings Plan due to the Internal Revenue Code limit. It also provides supplemental target contributions equal to a percentage of compensation that may differ by executive, based on the executive's current age and length of service with the Company, as determined by the Plan's actuary.

Change in Control Payments

        Our Named Executive Officers may also receive severance benefits in the event of a change in control. Change in control agreements are common among our peer group and the Committee and our Board of Directors believe providing these agreements to our corporate officers protect our shareholder interests in the event of a change in control by helping assure management focus and continuity. Our change in control agreements have expiration dates and our Board of Directors conducts a thorough review of the change in control agreements at each renewal period. Our current change in control agreements expire June 1, 2011. In general, our change in control agreements provide a severance payment of up to 2.99 times average compensation for our CEO, and up to two times average compensation for our other corporate officers. The change in control agreements contain a "double trigger," providing benefits in association with a change in control only upon:

  (i)
  termination of employment other than by death, disability or by the Company for cause, or

  (ii)
  a termination by the employee for good reason.

See the Potential Payments Upon Termination or Change in Control table and the accompanying narrative for more information regarding our change in control agreements and estimated payments associated with a change in control.

Tax and Accounting Implications

        Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its CEO and any of its four most highly compensated executive officers. Compensation which qualifies as "performance-based" is excluded from the $1 million limit, if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation's shareholders. As a result, the Compensation Committee has designed a large share of our incentive compensation for our Named Executive Officers to qualify for the exemption of "performance-based" compensation from the deductibility limit. However, the Compensation Committee does have the discretion to design and use compensation elements that may not be deductible under Section 162(m) if it determines those elements are in line with competitive practice, our compensation philosophy, and our best interests. We believe the compensation paid to our Named Executive Officers in 2009 is fully deductible.

Clawback Policy

        We have a policy that if an accounting restatement occurs after incentive payments have been made, due to the results of misconduct associated with financial reporting, the Committee will seek repayment of the incentive compensation from our CEO and CFO and has the discretion to request repayment of incentive compensation from our other officers, taking into consideration the individual roles and responsibilities prompting the restatement.

        In addition, effective with 2009 award agreements for restricted stock and target performance shares we have included clawback provisions whereby the participant may be required to repay all income or gains previously realized in respect of such awards if their employment is terminated for cause, or within one year following termination of employment, the Board determines that the participant engaged in conduct prior to their termination that would have constituted the basis for a termination of employment for cause.

2010 Compensation Actions

        The Committee and the Board of Directors did not increase the base salaries of our officers for 2009, due to the difficult external economic conditions and uncertainties that existed last year. While present conditions are still challenging, the Committee and the Board recognized that 15 of 19 corporate officers and business unit leaders had not received a base salary increase in 27 months and determined that measured and specific actions to support the Company's future plans and long-term goals were necessary. Therefore, the Committee and the Board increased base salaries for some, but not all executives, by market competitive rates, effective April 2010. Additionally, they established short-term and long-term incentive levels for our officers based on a structure similar to that used for the 2009 awards. Establishing the opportunity for our executives to earn incentive compensation if performance objectives are achieved, links the personal interests of our officers with those of our shareholders during these challenging economic times.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Company's Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
Jack W. Eugster, Chairperson David C. Ebertz Kay S. Jorgensen Stephen D. Newlin Thomas J. Zeller

SUMMARY COMPENSATION TABLE

        The following table sets forth the total compensation paid or earned by each of our Named Executive Officers for the fiscal years ended December 31, 2009, 2008 and 2007. We have no employment agreements with our Named Executive Officers. Messrs. Cleberg and Myers joined us on July 16, 2008 and January 1, 2009, respectively.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
David R. Emery	2009	$564,000	$674,723	$221,088	$361,799	$51,990	$1,873,600
Chairman, President	2008	$563,269	$867,400	$205,296	$549,730	$42,293	$2,227,988
and Chief Executive	2007	$544,231	$578,930	$763,000	$312,524	$36,583	$2,235,268
Officer
Anthony S. Cleberg	2009	$315,000	$321,300	$79,380	$102,058	$198,778	$1,016,516
Executive Vice	2008	$130,846	$225,000	$34,020	$3,645	$25,911	$419,422
President and Chief
Financial Officer
Thomas M. Ohlmacher	2009	$351,000	$406,978	$98,280	$312,019	$35,125	$1,203,402
President and Chief	2008	$350,600	$466,020	$91,260	$292,809	$28,915	$1,229,604
Operating Officer—	2007	$340,600	$366,659	$340,600	$13,645	$26,103	$1,087,607
Non-regulated
Energy
Linden R. Evans	2009	$274,000	$406,978	$76,720	$102,553	$29,086	$889,337
President and Chief	2008	$273,212	$395,908	$71,240	$125,292	$24,421	$890,073
Operating Officer—	2007	$253,035	$230,621	$253,500	$53,952	$20,166	$811,274
Utilities
Robert A. Myers	2009	$261,322	$287,404	$61,600	$28,938	$101,990	$741,254
Senior Vice
President
Human Resources

(1)
Stock Awards represent the grant date fair value related to restricted stock, restricted stock units and performance shares that have been granted as a component of Long-Term Incentive Compensation. The grant date fair value is computed in accordance with the provisions of accounting standards for stock compensation. Assumptions used in the calculation of these amounts are included in Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009. The amount included for performance shares is based on the level the award is expected to payout. If the award were based on the maximum payout level, the amounts for the Stock Awards column would be increased to the following amounts:

	2009	2008	2007
David R. Emery	$944,509	$1,105,450	$788,127
Anthony S. Cleberg	$449,766	$225,000	NA
Thomas M. Ohlmacher	$569,717	$616,785	$499,153
Linden R. Evans	$569,717	$490,714	$313,961
Robert A. Myers	$362,347	NA	NA

  SEC Rule Change Impact Note:    Under generally accepted accounting principles, compensation expense with respect to stock awards granted to our employees is generally recognized over the vesting periods applicable to the awards. The SEC's disclosure rules previously required that we present stock award information for 2008 and 2007 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to theses awards (which meant, in effect, that in any given year we could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, the recent changes in the SEC disclosure rules require that we now present the stock award amounts in the applicable columns of the table above with respect to 2008 and 2007 on a similar basis as the 2009 presentation using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Since this requirement differs from the SEC's past disclosure rules, the amounts reported in the table above for stock awards in 2008 and 2007 differ from the amounts previously reported in our Summary Compensation Table for these years. As a result, to the extent applicable, each named executive officer's total compensation amount for 2008 and 2007 also differ from the amounts previously reported in our Summary Compensation Table for these years.

(2)
Non-Equity Incentive Plan Compensation represents amounts earned under the Short-Term Annual Incentive Plan. The Compensation Committee approved the payout of the 2009 awards at its January 27, 2010, meeting and the awards were paid on March 5, 2010.

(3)
Change in Pension Value and Nonqualified Deferred Compensation Earnings represents the increase in actuarial value of the Defined Benefit Pension Plan, Pension Restoration Benefit ("PRB") and Pension Equalization Plans ("PEP") for the respective year. The amounts for 2008 were annualized due to the change in FAS 87 measurement date. The change in present value of the accumulated benefit from September 30, 2007 to December 31, 2008 has been multiplied by 12/15ths to determine a twelve month value (except for Mr. Cleberg who did not accrue benefits for the entire 15 month period).

The PEP is offered through the Grandfathered Pension Equalization Plan ("Grandfathered PEP"), 2005 Pension Equalization Plan ("2005 PEP") and 2007 Pension Equalization Plan ("2007 PEP"). No Named Executive Officer received preferential or above-market earnings on nonqualified deferred compensation. The value attributed from each plan to each Named Executive Officer is shown in the table below. Mr. Evans was not a participant in the PRB in 2007. Messrs. Cleberg and Myers did not meet the one year service requirement to be in the Defined Benefit Plan in 2008 and 2009, respectively. Messrs. Emery and Ohlmacher are participants in the Grandfathered

  PEP and 2005 PEP. Messrs. Cleberg, Evans and Myers are the only Named Executive Officers participating in the 2007 PEP.

	Year	Defined Benefit Plan	PRB	PEP	Total Change in Pension Value
David R. Emery	2009	$43,690	$167,024	$151,085	$361,799
	2008	$33,858	$264,299	$251,573	$549,730
	2007	$6,366	$159,889	$146,269	$312,524
Anthony S. Cleberg	2009	$36,790	$12,762	$52,506	$102,058
	2008	—	$3,645	—	$3,645
Thomas M. Ohlmacher	2009	$131,901	$96,327	$83,791	$312,019
	2008	$101,389	$109,258	$82,162	$292,809
	2007	$36,675	$(18,858)	$(4,172)	$13,645
Linden R. Evans	2009	$25,375	$24,629	$52,549	$102,553
	2008	$19,368	$48,132	$57,792	$125,292
	2007	$14,958	—	$38,994	$53,952
Robert A. Myers	2009	—	—	$28,938	$28,938
(4)
All Other Compensation includes amounts allocated under the 401(k) match, dividends received on restricted stock and unvested restricted stock units and perquisites. Perquisites provided to our Named Executive Officers include personal use of a Company vehicle for each year and financial planning services in 2007 and 2008. Mr. Cleberg's 2008 and 2009 perquisites also include temporary living, travel and other relocation expenses, including an $89,050 loss on the sale of his home in 2009. Mr. Myers' 2009 perquisites also include temporary living, travel and relocation expenses.

	Year	401(k) Match	Dividends on Restricted Stock/Units	Relocation Expense Perquisites	Other Perquisites	Total Other Compensation
David R. Emery	2009	$7,350	$36,082	—	$8,558	$51,990
Anthony S. Cleberg	2009	$7,350	$15,913	$168,358	$7,157	$198,778
Thomas M. Ohlmacher	2009	$7,350	$19,313	—	$8,462	$35,125
Linden R. Evans	2009	$7,350	$19,521	—	$2,215	$29,086
Robert A. Myers	2009	$14,596	$9,755	$69,202	$8,437	$101,990

GRANTS OF PLAN BASED AWARDS IN 2009(1)

									All Other Stock Awards: Number of Shares of Stock or Units(4) (#)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
										Grant Date Fair Value of Stock Awards(5) ($)
		Date of Compensation Committee Action
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David R. Emery			$118,440	$394,800	$789,600
	1/01/09	12/08/08				6,160	12,319	21,558		$359,715
	1/02/09	12/08/08							11,543	$315,008
Anthony S. Cleberg			$42,525	$141,750	$283,500
	1/01/09	12/08/08				2,933	5,866	10,266		$171,287
	1/02/09	12/08/08							5,497	$150,013
Thomas M. Ohlmacher			$52,650	$175,500	$351,000
	1/01/09	12/08/08				3,716	7,431	13,004		$216,985
	1/02/09	12/08/08							6,962	$189,993
Linden R. Evans			$41,100	$137,000	$274,000
	1/01/09	12/08/08				3,716	7,431	13,004		$216,985
	1/02/09	12/08/08							6,962	$189,993
Robert A. Myers			$33,000	$110,000	$220,000
	1/01/09	12/08/08				1,711	3,422	5,989		$99,922
	1/02/09	12/08/08							6,870	$187,482

(1)
No stock options were granted to our Named Executive Officers in 2009.

(2)
The columns under "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" show the range of payouts for 2009 performance under our annual Short-Term Incentive Plan as described in the Compensation Discussion and Analysis under the section titled "Annual Incentive." If the performance criteria are met, payouts can range from 30 percent of target at the threshold level to 200 percent of target at the maximum level. The 2010 bonus payment for 2009 performance has been made based on achieving the criteria described in the Compensation Discussion and Analysis, at 56 percent of target, and is shown in the Summary Compensation Table in the column titled "Non-Equity Incentive Plan Compensation."

(3)
The columns under "Estimated Future Payouts Under Equity Incentive Plan Awards" show the range of payouts (in shares of stock) for the January 1, 2009 to December 31, 2011 performance period as described in the Compensation Discussion and Analysis under the section titled "Long-Term Incentive—Performance Shares." If the performance criteria are met, payouts can range from 50 percent of target to 175 percent of target. If a participant retires, suffers a disability or dies during the performance period, the participant or the participant's estate is entitled to that portion of the number of performance shares as such participant would have been entitled to had he or she remained employed, prorated for the number of months served. Performance shares are forfeited if employment is terminated for any other reason. During the performance period, dividends and other distributions paid with respect to the shares of common stock shall accrue for the benefit of the participant and are paid out at the end of the performance period.

(4)
The column "All Other Stock Awards" reflects the number of shares of restricted stock granted on January 2, 2009 under our 2005 Omnibus Incentive Plan. The restricted stock vests one-third a year over a three-year period, and automatically vests upon death, disability or a change in control. Unvested restricted stock is forfeited if employment is terminated for any other reason. Dividends are paid on the restricted shares and the dividends that were paid in 2009 are included in the column titled "All Other Compensation" in the Summary Compensation Table.

(5)
The column "Grant Date Fair Value of Stock Awards" reflects the grant date fair value of each equity award computed in accordance with the provisions of accounting standards for stock compensation. The grant date fair value for the performance shares was $29.20 per share and was calculated using a Monte Carlo simulation model. Assumptions used in the calculation are included in Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009. The grant date fair value for the restricted stock was $27.29 per share for the January 2, 2009 grant which was the market value of our common stock on the date of grant as reported on the New York Stock Exchange.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009(1)

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David R. Emery	5,000	$55.36	5/30/11	24,142	$642,901	9,610	$255,901
	4,595	$35.10	4/23/12
	7,500	$27.49	3/31/13
	13,787	$28.09	5/15/13
Anthony S. Cleberg	—	—	—	10,065	$268,031	2,933	$78,106
Thomas M. Ohlmacher	2,500	$55.36	5/30/11	13,221	$352,075	5,901	$157,130
Linden R. Evans	2,000	$32.34	6/17/12	12,987	$345,844	5,090	$135,533
	3,000	$25.16	12/10/12
	5,000	$29.83	12/31/13
Robert A. Myers	—	—	—	6,871	$182,975	1,711	$45,564

(1)
There were no unexercisable stock options or unexercised unearned options under equity incentive plans outstanding at December 31, 2009 for our Named Executive Officers.

(2)
Vesting dates for restricted stock, restricted stock units and performance shares are shown in the table below. The performance shares shown with a vesting date of December 31, 2009, reflect no payout for the performance period ended December 31, 2009. On January 27, 2010 the Compensation Committee confirmed that the performance criteria were not met and there would be no payout. Performance shares with a vesting date of December 31, 2010 and 2011 are shown at the threshold payout level.

	Unvested Restricted Stock and Restricted Stock Units		Unvested and Unearned Performance Shares
Name	# of Shares	Vesting Date	# of Shares	Vesting Date
David R. Emery	3,848	1/02/10	—	12/31/09
	2,390	1/04/10	3,450	12/31/10
	2,742	1/05/10	6,160	12/31/11
	2,538	8/13/10
	3,848	1/02/11
	2,390	1/04/11
	2,538	8/13/11
	3,848	1/02/12
Anthony S. Cleberg	1,832	1/02/10	2,933	12/31/11
	2,284	8/13/10
	1,832	1/02/11
	2,284	8/13/11
	1,833	1/02/12
Thomas M. Ohlmacher	2,321	1/02/10	—	12/31/09
	1,514	1/04/10	2,185	12/31/10
	1,707	1/05/10	3,716	12/31/11
	761	8/13/10
	2,321	1/02/11
	1,514	1/04/11
	762	8/13/11
	2,321	1/02/12
Linden R. Evans	2,321	1/02/10	—	12/31/09
	952	1/04/10	1,374	12/31/10
	1,074	1/05/10	3,716	12/31/11
	1,523	8/13/10
	2,321	1/02/11
	952	1/04/11
	1,523	8/13/11
	2,321	1/02/12
Robert A. Myers	2,290	1/02/10	1,711	12/31/11
	2,290	1/02/11
	2,291	1/02/12

OPTION EXERCISES AND STOCK VESTED DURING 2009

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David R. Emery	30,000	$121,989	10,134	$274,694
Anthony S. Cleberg	—	—	2,283	$60,477
Thomas M. Ohlmacher	—	—	5,766	$156,847
Linden R. Evans	—	—	4,674	$126,400
Robert A. Myers	—	—	—	—

(1)
Reflect restricted stock that vested in 2009.

PENSION BENEFITS FOR 2009

        Pension benefits for our Named Executive Officers in 2009 were comprised of a qualified defined benefit pension, a nonqualified pension restoration benefit and a supplemental pension benefit. None of our Named Executive Officers received any pension benefit payments during the fiscal year ended December 31, 2009.

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)
David R. Emery	Defined Benefit Pension Plan	20.33	$280,409
	Pension Restoration Benefit	20.33	$920,305
	Grandfathered Pension Equalization Plan	10.00	$382,745
	2005 Pension Equalization Plan	15.00	$720,476
Anthony S. Cleberg	Defined Benefit Pension Plan	1.42	$36,790
	Pension Restoration Benefit	1.42	$16,407
	2007 Pension Equalization Plan	1.00	$52,506
Thomas M. Ohlmacher	Defined Benefit Pension Plan	35.50	$1,010,820
	Pension Restoration Benefit	35.50	$1,434,642
	Grandfathered Pension Equalization Plan	13.00	$1,166,698
	2005 Pension Equalization Plan	18.00	$78,336
Linden R. Evans	Defined Benefit Pension Plan	8.58	$107,784
	Pension Restoration Benefit	8.58	$84,794
	2007 Pension Equalization Plan	5.00	$163,783
Robert A. Myers	Defined Benefit Pension Plan	—	—
	Pension Restoration Benefit	—	—
	2007 Pension Equalization Plan	1.00	$28,938

(1)
The number of years of credited service represents the number of years used in determining the benefit for each plan. The Pension Equalization Plans are not directly tied to service but rather the number of years of participation in the plan.

(2)
The present value of accumulated benefits was calculated assuming benefits commence at age 62 and using the discount rate, mortality rate and assumed payment form assumptions consistent with those disclosed in Note 18 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

Defined Benefit Pension Plan

        We have a Defined Benefit Retirement Plan, a qualified pension plan, in which all of our Named Executive Officers, excluding Mr. Myers, are included. Participants become eligible for the benefit when they have been employed by us for at least one year and are at least 21 years of age. Mr. Myers did not meet the one year service requirement as of December 31, 2009. The plan provides benefits at retirement based on length of employment service and average compensation levels during the highest five consecutive years of the last ten years of service. For purposes of the benefit calculation, earnings include wages and other cash compensation received from the Company, including any bonus, commission, unused paid time off or incentive compensation. It also includes any elective before-tax contributions made by the employee to a Company sponsored cafeteria plan or 401(k) plan. However, it does not include any expense reimbursements, taxable fringe benefits, moving expenses or moving/relocation allowances, nonqualified deferred compensation, non-cash incentives, stock options and any payments of long-term incentive compensation such as restricted stock or payments under performance share plans. The Internal Revenue Code places maximum limitations on the amount of compensation that may be recognized when determining benefits of qualified pension plans. In 2009, the maximum amount of compensation that could be recognized when determining compensation was $245,000 (called "covered compensation").

        The benefit formula for the Named Executive Officers is the sum of (a) and (b) below.

  (a)
  Credited Service after January 31, 2000

0.9% of average earnings (up to covered compensation), multiplied by credited service after January 31, 2000 minus the number of years of credited service before January 31, 2000	Plus	1.3% of average earnings in excess of covered compensation, multiplied by credited service after January 31, 2000 minus the number of years of credited service before January 31, 2000

      Plus

  (b)
  Credited Service before January 31, 2000

1.2% of average earnings (up to covered compensation), multiplied by credited service before January 31, 2000	Plus	1.6% of average earnings in excess of covered compensation, multiplied by credited service before January 31, 2000

        Pension benefits are not reduced for social security benefits. The Internal Revenue Code places maximum limitations on annual benefit amounts that can be paid under qualified pension plans. In 2009, the maximum benefit payable under qualified pension plans was $195,000. Accrued benefits become 100 percent vested after an employee completes five years of service. None of our Named Executive Officers have been credited with extra years of credited service under the plan.

        Normal retirement is defined as age 65 under the plan, however a participant may begin taking unreduced benefits at age 62 with five years of service. Participants who have completed at least five years of credited service can retire and receive defined benefit pension benefits as early as age 55, however the retirement benefit will be reduced by five percent for each year of retirement before age 62. For example, a participant with at least five years of credited service may retire at age 55 and receive a pension benefit equal to 65 percent of the normal retirement benefit. Mr. Ohlmacher is currently age 58 and is entitled to early retirement benefits under this provision.

        If a participant is vested and leaves the Company before reaching his or her earliest retirement date, he or she may begin receiving the full value of his or her vested benefit at age 65 or can receive a reduced benefit as early as age 55 if he or she has at least five years of credited service when he or she leaves employment of the Company. The benefit will be reduced by five percent for each year he or she begins receiving benefits prior to age 65. For example, a participant who leaves the Company before reaching age 55 with at least five years of credited service may begin receiving benefits at age 55 equal to 50 percent of the normal retirement benefit and may begin receiving retirement benefits at age 65 on an unreduced basis.

        If a participant is single, the benefit is paid as a life annuity. If a participant is married, the benefit is paid as a joint and 50 percent survivor annuity unless an optional form of payment is chosen.

        Our employees do not contribute to the plan. The amount of the annual contribution by us to the plan is based on an actuarial determination.

        Effective January 1, 2010, the Company adopted a defined contribution plan design as our primary retirement plan and amended our Defined Benefit Pension Plan for all eligible employees to incorporate a partial freeze in which the accrual of benefits cease for certain participants while other participants were allowed an election to continue to accrue benefits. Employees eligible to elect continued participation were those employees who were at least 45 years old and had at least 10 years of eligible service with the Company as of January 1, 2010. Messrs. Emery and Ohlmacher met the age and years of service requirement and elected to continue with the existing plan.

        Participants who did not meet the age and years of service requirement as of January 1, 2010, had their pension benefit frozen as of December 31, 2009 and effective January 1, 2010 began to receive an additional age and service points-based employer contribution under the 401(k) retirement savings plan. Messrs. Cleberg, Evans and Myers had their pension benefits frozen as of December 31, 2009, and began receiving the additional age and service points-based employer contribution effective January 1, 2010.

Pension Equalization Plans and Pension Restoration Benefit

        We also have a Grandfathered Pension Equalization Plan, a 2005 Pension Equalization Plan, a 2007 Pension Equalization Plan and a Pension Restoration Benefit, nonqualified supplemental plans, in which benefits are not tax deductible until paid. The plans are designed to provide the higher paid executive employee a retirement benefit which, when added to social security benefits and the pension to be received under the Defined Benefit Pension Plan, will approximate retirement benefits being paid by other employers to their employees in similar executive positions. The employee's pension from the qualified pension plan is limited by the Internal Revenue Code. The 2009 limit was set at $195,000 annually and the compensation taken into account in determining contributions and benefits could not exceed $245,000 and could not include nonqualified deferred compensation. The amount of deferred compensation paid under nonqualified plans is not subject to these limits.

        As a result of the change in the Defined Benefit Pension Plan effective January 1, 2010, the benefits for certain officers (including Messrs. Cleberg, Evans and Myers) under the non-qualified pension restoration plans were significantly reduced because the non-qualified benefit calculations were linked to the benefits earned in the Defined Benefit Pension Plan. As a result of those amendments, effective January 1, 2010, the Compensation Committee eliminated the 2007 Pension Equalization Plan and amended the Non-Qualified Deferred Compensation Plan to provide non-elective non-qualified restoration benefits to those affected officers who were not eligible to continue accruing benefits under the Defined Benefit Pension Plan and associated non-qualified pension restoration plan. The amended Non-Qualified Deferred Compensation Plan provides the affected officers with non-elective supplemental matching contributions equal to 6 percent of eligible compensation in excess of the Internal Revenue Code limit plus matching contributions, if any, lost under the 401(k) Retirement Savings Plan due to nondiscrimination test results and provides non-elective supplemental age and service points-based contributions that cannot be made to the 401(k) Retirement Savings Plan due to the Internal Revenue Code limit. It also provides supplemental target contributions equal to a percentage of compensation that may differ by executive, based on the executive's current age and length of service with the Company, as determined by the plans' actuary.

        Grandfathered Pension Equalization Plan and 2005 Pension Equalization Plan.    The Grandfathered Pension Equalization Plan and the 2005 Pension Equalization Plan are bifurcated plans from the Original Pension Equalization Plan. The Grandfathered Pension Equalization Plan provides the pension equalization benefits to each participant who had earned and vested benefits under the Original Plan before January 1, 2005, and are not subject to the provisions of Section 409A of the Internal Revenue Code. The 2005 Pension Equalization Plan provides the pension equalization benefits to each participant that were earned and vested on or after January 1, 2005, and are subject to the provisions of Section 409A.

        A participant under the Grandfathered and 2005 Pension Equalization Plans does not qualify for benefits until the benefits become vested under the following vesting schedule. The vesting is based on years of employment under the plan, not total years of service with the Company. No credit for past service is granted under the Grandfathered and 2005 Pension Equalization Plans.

Years of Plan Participation	% of Benefit Vested	Years of Plan Participation	% of Benefit Vested
Less than 3 years	0%	6 years but less than 7	65%
3 years but less than 4	20%	7 years but less than 8	80%
4 years but less than 5	35%	8 or more years	100%
5 years but less than 6	50%

        The annual benefit is 25 percent of the employee's average earnings, if salary was less than two times the Social Security Wage Base, or 30 percent, if salary was more than two times the Social Security Wage Base, multiplied by the vesting percentage. Average earnings are normally an employee's average earnings for the five highest consecutive full years of employment during the ten full years of employment immediately preceding the year of calculation. The annual benefit is paid on a monthly basis for 15 years to each participating employee and, if deceased, to the employee's designated beneficiary or estate, commencing at the earliest of death or when the employee is both retired and 62 years of age or more. A participant with vested benefits who is 55 years of age or older and no longer an employee of the Company may elect to be paid benefits beginning at age 55 or older, subject to a discount of such benefits according to the following schedule.

Age at Start of Payments	% of Benefit Payable	Age at Start of Payments	% of Benefit Payable
61	93.0%	57	69.7%
60	86.5%	56	64.8%
59	80.5%	55	60.3%
58	74.9%

        Participants in the Grandfathered and 2005 Pension Equalization Plans were designated by our Board of Directors upon recommendation of the Chief Executive Officer. Messrs. Emery and Ohlmacher are participants in the Grandfathered and 2005 Pension Equalization Plans. These plans have been frozen to new participants since 2002.

        2007 Pension Equalization Plan.    In 2007, the Board of Directors approved the 2007 Pension Equalization Plan and designated the corporate officers, including Mr. Evans, who were not participants in the Original Pension Equalization Plan as participants in the 2007 Pension Equalization Plan. The participants were given years of credited service equal to the number of years they served as a corporate officer. Mr. Evans received two years of credited service. Messrs. Cleberg and Myers were named participants in the 2007 Pension Equalization Plan effective with their employment with the Company in 2008 and 2009, respectively. Messrs. Cleberg and Myers did not receive any years of credited service. As discussed above, the 2007 Pension Equalization Plan was eliminated effective January 1, 2010. The annual benefit was 2 percent of the employee's average earnings multiplied by the participant's years of service as an officer (up to a maximum of 15 years) and the vesting percentage.

        Pension Restoration Benefit.    In the event that at the time of a participant's retirement, the participant's salary level exceeds the qualified pension plan annual compensation limitation ($245,000 in 2009) or includes nonqualified deferred compensation, then the participant shall receive an additional benefit, called a "Pension Restoration Benefit," which is measured by the difference between (i) the monthly benefit which would have been provided to the participant under the Defined Benefit Pension Plan as if there were no annual compensation limitation and no exclusion on nonqualified deferred compensation, and (ii) the monthly benefit to be provided to the participant under the Defined Benefit Pension Plan. The Pension Restoration Benefit applies to participants in the Pension Equalization Plans.

NONQUALIFIED DEFERRED COMPENSATION FOR 2009

        We have a Nonqualified Deferred Compensation Plan for a select group of management or highly compensated employees. A summary of the activity in the plan and the aggregate balance as of December 31, 2009 for our Named Executive Officers are shown in the following table. Our Named Executive Officers received no withdrawals or distributions from the plan in 2009.

Name	Executive Contributions in Last Fiscal Year(1)	Company Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Balance at Last Fiscal Year End(4)
David R. Emery	—	—	—	—
Anthony S. Cleberg	—	—	—	—
Thomas M. Ohlmacher	$52,650	$189,993	$49,481	$1,040,936
Linden R. Evans	—	—	—	—
Robert A. Myers	—	—	—	—

(1)
Mr. Ohlmacher's contributions of $52,650 are included in the Salary column of the Summary Compensation Table.

(2)
The Company's contribution of $189,993 represent restricted stock units that were granted on January 2, 2009. This amount is included in the Stock Awards column of the Summary Compensation Table and is also included in the Grants of Plan Based Awards in 2009 table.

(3)
Mr. Ohlmacher's earnings include $9,886 for dividend equivalents earned on unvested restricted stock units that is included in the All Other Compensation column of the Summary Compensation Table.

(4)
Mr. Ohlmacher's aggregate balance at December 31, 2009 includes $252,529 which is also included in the Summary Compensation Table as 2009 compensation. The balance does not include any amounts that were reported in the Summary Compensation Table as 2008 and 2007 compensation.

        Eligibility to participate in the plan is determined by the Compensation Committee and currently consists of only corporate officers. Eligible employees may elect to defer up to 50 percent of their base salary, up to 100 percent of their annual Short-Term Incentive Plan award, including Company stock, and elect to defer restricted stock grants in the form of restricted stock units. The deferrals are deposited into a trust account where the participants may direct the investment of the deferrals (except for Company stock and restricted stock unit deferrals) as allowed by the plan. The investment options are the same as those offered to all employees in the 401(k) Retirement Savings Plan except for a fixed rate option which was set at 5.22 percent in 2009. Investment earnings are credited to the participants' accounts. Upon retirement, we will distribute the account balance to the participant according to the distribution election filed with the Compensation Committee. The participants may elect either a lump sum payment to be paid within 30 days of retirement (requires a six month deferral for benefits not vested as of December 31, 2004), or annual or monthly installments over a period of years designated by the participant, but not to exceed 15 years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The following table describes the potential payments and benefits under our compensation and benefit plans and arrangements to which our Named Executive Officers would be entitled upon termination of employment. Except for (i) certain terminations following a change in control ("CIC") of the Company, as described below, (ii) pro-rata payout of incentive compensation and the acceleration of vesting of equity awards upon retirement, death or disability, and (iii) certain pension and nonqualified deferred compensation arrangements described under Pension Benefits for 2009 and Nonqualified Deferred Compensation for 2009 above, there are no agreements, arrangements or plans that entitle the Named Executive Officers to severance, perquisites, or other enhanced benefits upon termination of their employment. Any agreement to provide such other payments or benefits to a terminating executive officer would be in the discretion of the Compensation Committee.

        The amounts shown below assume that such termination was effective as of December 31, 2009, and thus include estimates of the amounts which would be paid out to our Named Executive Officers upon their termination. The table does not include amounts such as base salary, short-term incentives and stock awards which the Named Executive Officers earned due to employment through December 31, 2009 and distributions of vested benefits such as those described under Pension Benefits for 2009, Nonqualified Deferred Compensation for 2009 and vested stock options listed in the Outstanding Equity Awards at Fiscal Year-End 2009 tables. The table also does not include a value for outplacement services because this would be a diminimus amount. The actual amounts to be paid out can only be determined at the time of such Named Executive Officer's separation from the Company.

	Cash Severance Payment	Incremental Pension Benefit (present value)(2)	Continuation of Medical/ Welfare Benefits (present value)(3)	Acceleration of Equity Awards(4)	Excise Tax and Gross-up(5)	Total Termination Benefits
David R. Emery
• Retirement	—	—	—	$141,291	—	$141,291
• Death or disability	—	—	—	$711,173	—	$711,173
• Involuntary termination	—	—	—	—	—	—
• CIC	—	—	—	$642,901	—	$642,901
• Involuntary or good reason termination after CIC(1)	$2,866,812	$401,700	$277,500	$642,901	—	$4,188,913
Anthony S. Cleberg
• Retirement	—	—	—	$32,509	—	$32,509
• Death or disability	—	—	—	$300,540	—	$300,540
• Involuntary termination	—	—	—	—	—	—
• CIC	—	—	—	$268,031	—	$268,031
• Involuntary or good reason termination after CIC(1)	$913,500	—	$103,400	$268,031	$371,368	$1,656,299
Thomas M. Ohlmacher
• Retirement	—	—	—	$86,640	—	$86,640
• Death or disability	—	—	—	$393,258	—	$393,258
• Involuntary termination	—	—	—	—	—	—
• CIC	—	—	—	$352,075	—	$352,075
• Involuntary or good reason termination after CIC(1)	$1,053,000	$415,800	$20,900	$352,075	—	$1,841,775
Linden R. Evans
• Retirement	—	—	—	$69,783	—	$69,783
• Death or disability	—	—	—	$387,026	—	$387,026
• Involuntary termination	—	—	—	—	—	—
• CIC	—	—	—	$345,844	—	$345,844
• Involuntary or good reason termination after CIC(1)	$822,000	$63,900	$231,700	$345,844	—	$1,463,444
Robert A. Myers
• Retirement	—	—	—	$18,965	—	$18,965
• Death or disability	—	—	—	$201,939	—	$201,939
• Involuntary termination	—	—	—	—	—	—
• CIC	—	—	—	$182,975	—	$182,975
• Involuntary or good reason termination after CIC(1)	$770,000	—	$126,300	$182,975	$308,092	$1,387,367

(1)
The amounts reflected for involuntary or good reason termination after a change in control include the benefits a Named Executive Officer would receive in the event of a change in control as a sole event without the involuntary or good reason termination.

(2)
Assumes that in the event of a change in control, Mr. Emery will receive an additional three years of credited and vesting service and the other Named Executive Officers will receive an additional two years of credited and vesting service towards the benefit accrual under the Defined Benefit Pension Plan, Pension Restoration Benefit and Pension Equalization Plans. Assumes that each Named Executive Officer's pension compensation for the additional years of credited service is equal to the highest rate of salary earned in the one year period prior to the change in control and that each Named Executive Officer will commence all benefits at the earliest eligible date unless the executive has elected a later date for the nonqualified plans. This is age 55 for Messrs. Emery and Evans. Because Mr. Ohlmacher is age 58, he is already retiree eligible. In addition, Mr. Ohlmacher has made an election for his Pension Restoration benefit to begin on April 1, 2011 and his Pension Equalization Plan benefit to begin October 1, 2013 or upon his termination from employment, if later. Because the Defined Benefit Pension Plan is frozen for Messrs. Cleberg and Myers as of December 31, 2009, and they are not vested in the nonqualified retirement plans, their incremental pension value is zero.

(3)
Welfare benefits include medical coverage, dental coverage, life insurance, short-term disability coverage and long-term disability coverage. The calculation assumes that the Named Executive Officer does not take employment with another employer following termination and that the Named Executive Officer elects continued welfare benefits until retirement and retiree medical benefits thereafter. Retirement is assumed to occur at the earliest eligible date. The earliest eligible date is age 55 for Messrs. Emery and Evans. Mr. Ohlmacher is already eligible for retiree medical, therefore there is no incremental value for retiree medical benefits in his results. Messrs. Cleberg and Myers are non-vested in all retirement plans, therefore there will be no retirement event otherwise ending the continuation of welfare benefits and therefore their welfare benefits are assumed to continue to age 65.

(4)
In the event of retirement, death or disability, the acceleration of equity awards represents the acceleration of unvested restricted stock and the assumed payout of the pro-rata share of the performance shares for the January 1, 2008 to December 31, 2010 and January 1, 2009 to December 31, 2011 performance periods. We assumed no payout of the performance shares for the January 1, 2008 to December 31, 2010 performance period and a 60 percent payout of target for the January 1, 2009 to December 31, 2011 performance period based on our Monte Carlo valuations at December 31, 2009. In the event of retirement, only the unvested restricted stock that was granted prior to December 10, 2007 has accelerated vesting.

  In the event of a change in control or an involuntary or good reason termination after a change in control, the acceleration of equity awards represents the acceleration of unvested restricted stock, the payout of the pro-rata share of the performance shares calculated as if the performance period ended on December 31, 2009 for the January 1, 2008 to December 31, 2010 and January 1, 2009 to December 31, 2011 performance periods.

  The valuation of the restricted stock was based upon the closing price of our common stock on December 31, 2009 and the valuation of the performance shares was based on the average closing price of our common stock for the last 20 trading days of 2009. Actual amounts to be paid out at the time of separation from the Company may vary significantly based upon the market value of our common stock at that time.

(5)
The calculation of the excise tax and gross-up amount is based on the Internal Revenue Code Section 4999 excise tax rate of 20 percent, a 35 percent federal income tax rate, a 1.45 percent Medicare tax rate and a 4.63 percent Colorado state income tax rate that applies to Mr. Ohlmacher and a 6.6 percent Nebraska state income tax rate that applies to Mr. Myers.

        Payments Made Upon Termination.    Regardless of the manner in which a Named Executive Officer's employment terminates, he may be entitled to receive amounts earned during his term of employment. These include:

  •
  accrued salary and unused vacation pay;

  •
  amounts vested under the Defined Benefit Pension Plan, Grandfathered and 2005 Pension Equalization Plans, 2007 Pension Equalization Plan and the Pension Restoration Benefit;

  •
  amounts vested under the Nonqualified Deferred Compensation Plan; and

  •
  amounts vested under the 401(k) Retirement Savings Plan.

        Payments Made Upon Retirement:    In the event of retirement of a Named Executive Officer, in addition to the items identified above, he will also receive the benefit of the following:

  •
  accelerated vesting of restricted stock and restricted stock units if granted before December 10, 2007;

  •
  a pro-rata share of the performance shares for each outstanding performance period upon completion of the performance period; and

  •
  a pro-rata share of the annual Short-Term Incentive Plan upon completion of the annual incentive period.

        Payments Made Upon Death or Disability.    In the event of death or disability of a Named Executive Officer, in addition to the items identified above, he will also receive the benefit of the following:

  •
  accelerated vesting of restricted stock and restricted stock units;

  •
  a pro-rata share of the performance shares for each outstanding performance period upon completion of the performance period; and

  •
  a pro-rata share of the annual Short-Term Incentive Plan upon completion of the annual incentive period.

        Payments Made Upon a Change in Control.    Our Named Executive Officers have change in control agreements that terminate June 1, 2011. The renewal of the change in control agreements is at the discretion of the Compensation Committee and the Board of Directors. The change in control agreements provide for certain payments and other benefits to be payable upon a change in control and a subsequent termination of employment, either involuntary or for a good reason.

        A change in control is defined in the agreements as:

  •
  an acquisition of 30 percent or more of our common stock, except for certain defined acquisitions, such as acquisition by employee benefit plans, us, any of our subsidiaries, or acquisition by an underwriter holding the securities in connection with a public offering thereof; or

  •
  members of our incumbent Board of Directors cease to constitute at least two-thirds of the members of the Board of Directors, with the incumbent Board of Directors being defined as those individuals consisting of the Board of Directors on the date the agreement was executed and any other directors elected subsequently whose election was approved by the incumbent Board of Directors; or

  •
  approval by our shareholders of:

  •
  a merger, consolidation, or reorganization;

  •
  liquidation or dissolution; or

  •
  an agreement for sale or other disposition of 50 percent or more of our assets, with exceptions for transactions which do not involve an effective change in control of voting securities or Board of Directors membership, and transfers to subsidiaries or sale of subsidiaries; and

  •
  all regulatory approvals required to effect a change in control have been obtained and the transaction constituting the change in control has been consummated.

        In the change in control agreements, a good reason for termination which would trigger payment of benefits is defined to include:

  •
  a material reduction of the executive's authority, duties or responsibilities;

  •
  a reduction in the executive's annual compensation or any failure to pay the executive any compensation or benefits to which he or she is entitled within seven days of the date due;

  •
  any material breach by us of any provisions of the change in control agreement;

  •
  requiring the executive to be based outside a 50-mile radius from his or her usual and normal place of work; or

  •
  our failure to obtain an agreement, satisfactory to the executive, from any successor company to assume and agree to perform the change in control agreement.

        Upon a change in control, the CEO will have an employment contract for a three-year period and the non-CEO executive will have an employment contract for a two-year period, but not beyond age 65 ("employment term"). During this employment term, the executive shall receive annual compensation at least equal to the highest rate in effect at any time during the one-year period preceding the change in control and shall also receive employment welfare benefits, pension benefits, and supplemental retirement benefits on a basis no less favorable than those received prior to the change in control. Annual compensation is defined to include amounts which are includable in the gross income of the executive for federal income tax purposes, including base salary, targeted annual incentive bonus, targeted long-term incentive grants and awards; and matching contributions or other benefits payable under the 401(k) Retirement Savings Plan; but exclude restricted stock awards, performance units or stock options that become vested or exercisable pursuant to a change in control.

        If a Named Executive Officer's employment is terminated prior to the end of the employment term by the Company for cause or disability, by reason of the Named Executive Officer's death, or by the Named Executive Officer without good reason, the Named Executive Officer will receive all amounts of compensation earned or accrued through the termination date. If the Named Executive Officer's employment is terminated because of death or disability, the Named Executive Officer or his beneficiaries will also receive a pro rata bonus equal to 100 percent of the target bonus for the portion of the year served.

        If the CEO's employment is terminated during the employment term (other than by reason of death) (i) by the Company other than for cause or disability, or (ii) by the CEO for a good reason, then the CEO is entitled to the following benefits:

  •
  all accrued compensation and a pro rata bonus (the same as the CEO or the CEO's beneficiaries would receive in the event of death or disability discussed above);

  •
  severance pay equal to 2.99 times the CEO's severance compensation defined as the CEO's base salary and annual incentive target on the date of the change in control; provided that if the CEO has attained the age of 62 on the termination date, the severance payment shall be adjusted for the ratio of the number of days remaining to the CEO's 65th birthday to 1,095 days;

  •
  continuation of employee welfare benefits for three years following the termination date unless the CEO becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the CEO or the CEO's eligible dependents;

  •
  following the three-year period, the CEO may elect to receive coverage under the employee welfare plans of the successor entity at his then-current level of benefits (or reduced coverage at the CEO's election) by paying the premiums charged to regular full-time employees for such coverage, and is eligible to continue receiving such coverage through the date of his retirement;

  •
  coverage under the successor entity's retiree health insurance coverage if the CEO elected the continuation of employee welfare plan coverage through the date of his retirement;

  •
  three years of additional credited service under the 2005 Pension Equalization Plan, Pension Restoration Plan and Defined Benefit Pension Plan; and

  •
  outplacement assistance services for up to six months.

        If the non-CEO executive's employment is terminated during the employment term (other than by death) (i) by the Company other than for cause or disability, or (ii) by the non-CEO for a good reason; then the non-CEO is entitled to the following benefits:

  •
  all accrued compensation and a pro rata bonus (the same as the non-CEO or the non-CEO's beneficiaries would receive in the event of death or disability discussed above);

  •
  severance pay equal to two times the non-CEO's severance compensation defined as the non-CEO's base salary and annual incentive target on the date of the change in control; provided that if the non-CEO has attained the age of 63 on the termination date, the severance payment shall be adjusted for the ratio of the number of days remaining to the non-CEO's 65th birthday to 730 days;

  •
  continuation of employee welfare benefits for two years following the termination date unless the non-CEO becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the non-CEO or the non-CEO's eligible dependents;

  •
  following the two-year period, the non-CEO may elect to receive coverage under the employee welfare plans of the successor entity at his then-current level of benefits (or reduced coverage at the non-CEO's election) by paying the premiums charged to regular full-time employees for such coverage, and is eligible to continue receiving such coverage through the date of his retirement;

  •
  coverage under the successor entity's retiree health insurance coverage if the non-CEO elected the continuation of employee welfare plan coverage through the date of his retirement;

  •
  two years of additional credited service under the 2005 Pension Equalization Plan or 2007 Pension Equalization Plan, the Pension Restoration Plan and the Defined Benefit Pension Plan; and

  •
  outplacement assistance services for up to six months.

        The change in control agreements contain an additional benefit to cover any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986. The executive must sign a waiver and release agreement in order to receive the severance payment.

EQUITY COMPENSATION PLAN INFORMATION

        The following table includes information as of December 31, 2009 with respect to our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	481,868	(2)	$32.24	(2)	751,996	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	481,868		$32.24		751,996

(1)
Consists of the 1996 Stock Option Plan, the 1999 Stock Option Plan, the 2001 Omnibus Incentive Plan and the 2005 Omnibus Incentive Plan.

(2)
Includes 145,573 full value awards outstanding as of December 31, 2009, comprised of restricted stock units, performance shares and Director common stock units. The weighted average exercise price does not include the restricted stock units, performance shares or common stock units. In addition, 179,668 shares of unvested restricted stock were outstanding as of December 31, 2009, which are not included in the above table because they have already been issued.

(3)
Shares available for issuance are from the 2005 Omnibus Incentive Plan. The 2005 Omnibus Incentive Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock based awards.

Proposal 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The firm of Deloitte & Touche LLP, independent registered public accountants, conducted the audit of Black Hills Corporation and its subsidiaries for 2009. Representatives of Deloitte & Touche LLP will be present at our annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

        Our Audit Committee, subject to ratification by our shareholders, has appointed Deloitte & Touche LLP to perform an audit of our consolidated financial statements and those of our subsidiaries for the year 2010 and to render their reports. If shareholder approval for the appointment of Deloitte & Touche LLP is not obtained, the Audit Committee will reconsider the appointment.

The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accountants for the year 2010

 FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The following table sets forth the aggregate fees for services provided to us for the fiscal years ended December 31, 2009 and 2008 by our independent registered public accounting firm, Deloitte & Touche LLP.

	2009	2008(1)
Audit Fees	$3,026,815	$3,381,900
Audit-Related Fees	121,700	151,800
Tax Fees	1,092,100	1,160,730

Total Fees	$4,240,615	$4,694,430

(1)
The 2008 amounts were adjusted from amounts shown in the 2009 proxy statement to reflect actual costs.

        Audit Fees.    Fees for professional services rendered for the audits of our consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, opinions on the effectiveness of our internal control over financial reporting, and services that generally only the independent auditor can reasonably provide, such as comfort letters, statutory audits, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

        Audit-Related Fees.    Fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." These services include internal control reviews; attest services that are not required by statute or regulation; employee benefit plan audits; due diligence, consultations and audits related to mergers and acquisitions; and consultations concerning financial accounting and reporting standards.

        Tax Fees.    Fees for services related to tax compliance, and tax planning and advice including tax assistance with tax audits. These services include assistance regarding federal, state and Canadian tax compliance and advice, review of tax returns, and federal, state and Canadian tax planning. Approximately $594,000 of the cost in 2008 is related to tax planning associated with the acquisition of five utilities from Aquila and the divestiture of seven independent power plants.

        The services performed by Deloitte & Touche LLP were pre-approved in accordance with the Audit Committee's pre-approval policy whereby the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountants. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related, tax and other services, for the upcoming or current fiscal year, subject to a specified cost level. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. Further approval by the Audit Committee is also required if any previously approved service exceeds estimated or budgeted amounts by 25 percent, or if the sum of all pre-approval services exceeds budgeted amounts by 10 percent in the aggregate.

AUDIT COMMITTEE REPORT

        In connection with the financial statements for the fiscal year ended December 31, 2009, the Audit Committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with Deloitte & Touche LLP, the Company's independent registered public accounting firm (the "Auditors'), the matters required to be discussed by the statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T; and (3) received the written disclosures and letter from the Auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the Auditors' communications with the Audit Committee concerning independence, and has discussed with the Auditors their independence from the Company.

        Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
Warren L. Robinson, Chairperson John R. Howard Gary L. Pechota John B. Vering

Proposal 3

APPROVE AMENDMENT NO. 2
TO THE 2005 OMNIBUS INCENTIVE PLAN
AND CODE SECTION 162(m) RENEWAL

        Our shareholders are being asked to approve (i) an amendment to the Black Hills Corporation 2005 Omnibus Incentive Plan (the "Plan") to increase the number of shares of our common stock reserved for issuance under the Plan by 500,000 shares and (ii) the renewal of the material terms of the performance-based goals under the Plan in order to allow certain grants and awards made to certain officers and other key employees to continue to qualify as performance-based compensation deductible under Internal Revenue Code Section 162(m) (the "Code Section 162(m) renewal").

        Our Compensation Committee (the "Committee") and Board of Directors have approved the amendment to increase the number of shares reserved for issuance under the Plan, subject to shareholder approval at the annual meeting. The full text of the amendment is included as Appendix A to this proxy statement. Of the 1,150,000 shares of our common stock originally reserved for issuance under the Plan when approved by shareholders in 2005, 544,970 shares remain available for grant as of March 31, 2010, such that if the proposed amendment is approved, approximately 1,044,970 shares will be available for future grant under the Plan. The proposed amendment will assure a sufficient reserve of common stock remains available for issuance under the Plan in order to allow us to continue to issue shares under the Plan to assist us in achieving our goals of increasing profitability and shareholder value, while also receiving a federal income tax deduction for certain compensation paid under the Plan under Section 162(m) of the Internal Revenue Code, as amended (the "Code"), and for qualifying such shares for special tax treatment under Section 422 of the Code. We also use the Plan as a means through which we may attract able individuals to become employees or serve as directors and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

        We are not proposing any amendment to the terms of the Plan with respect to reapproval of material terms of the performance-based goals under the Plan. Section 162(m) of the Code denies an employer a tax deduction for certain compensation in excess of $1 million paid to "covered employees" of a publicly held corporation unless the compensation is qualified performance-based compensation. The 162(m) regulations generally require that shareholders approve the material terms of the performance goals, and that performance goals be submitted for reapproval no later than five years after initial shareholder approval. Our shareholders initially approved the performance-based goals in the Plan approximately five years ago at our 2005 Annual Meeting. The performance-based goals are set forth in the bullet points under the caption "Grants under the Plan—Section 162(m)" below.

        The following is a summary of the principal features of the Plan. The summary, however, does not purport to be a complete description of all provisions of the Plan. The Plan is filed with the Securities and Exchange Commission as an exhibit to our annual report on Form 10-K. In addition, any shareholder who wishes to obtain a copy of the actual plan document may do so without charge upon written request to the Corporate Secretary at our principal executive offices in Rapid City, South Dakota.

 Summary of the Plan

Administration

        The Plan provides for administration by a Committee designated by the Board of Directors whose members meet the definition of non-employee director and outside director. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an employee.

Shares Available

        Shares to be issued under the Plan may be authorized but unissued shares of common stock or treasury stock. The maximum number of shares reserved for issuance under the Plan is 1,150,000 plus shares subject to outstanding awards as of February 28, 2005, under the prior plans, that cease for any reason to be subject to such awards (such as lapse, expiration, termination or cancellation of any award prior to the issuance of the shares thereunder). By this proposal we are seeking shareholder approval to increase the number of shares reserved for issuance under the Plan by 500,000 additional shares.

        As of March 31, 2010, awards for 527,837 shares are outstanding under the Plan, comprised of 303,961 stock options and 223,876 full value shares. The 303,961 stock options outstanding have a weighted average exercise price of $33.25 and a weighted average remaining life of 2.9 years. In addition, there are 282,225 shares of restricted stock outstanding that are already issued and are included in our total shares of common stock outstanding.

Share Usage

        Shares covered by an award shall only be counted as used to the extent they are actually issued. Any shares related to awards which terminate by expiration, forfeiture, cancellation, or are not settled in shares of common stock may be reused for subsequent awards. If the option price of any option granted under the Plan or the tax withholding requirements with respect to any award granted under the Plan are satisfied by tendering shares, or if a stock appreciation right ("SAR") is exercised, only the number of shares issued, net of the shares tendered, will be counted as shares used under the Plan.

Eligibility

        Persons eligible to participate in this Plan include all employees and Directors. We currently have approximately 2,200 employees and nine non-management Directors. The selection of participants from eligible employees and Directors is within the discretion of the Committee.

Grants under the Plan

        Section 162(m).    Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a covered employee. A covered employee means those persons specified in Section 162(m) of the Code—generally the CEO and the next four highly compensated officers. Certain performance-based compensation is specifically exempt from the deduction limit if it otherwise meets the requirements of Section 162(m). One of the requirements for equity compensation plans is that there must be a limit to the number of shares granted to any one individual under the Plan. Accordingly, unless and until the Committee determines that an award to a covered employee shall not be designed to comply with the performance-based exception of Section 162(m) of the Code, the following limits shall apply to grants of such awards under the Plan. Shareholder approval of this proposal will constitute shareholder approval of these limitations for Section 162(m).

        (a)    Stock Options.    The maximum aggregate number of shares that may be granted in the form of Stock Options, pursuant to any award granted in any one fiscal year to any one single participant shall be 200,000 shares.

        (b)    SARs.    The maximum aggregate number of shares that may be granted in the form of Stock Appreciation Rights, pursuant to any award granted in any one fiscal year to any one single participant shall be 200,000 shares.

        (c)    Restricted Stock or Restricted Stock Units.    The maximum aggregate grant with respect to awards of Restricted Stock or Restricted Stock Units in any one fiscal year to any one participant shall be 100,000 shares.

        (d)    Performance Units, Performance Shares or Cash-Based Awards.    The maximum aggregate grant with respect to awards of Performance Shares made in any one fiscal year to any one participant shall be 50,000 shares. The maximum aggregate amount awarded with respect to Performance Units or Cash-Based Awards made in any one fiscal year to any one participant shall not exceed $2,000,000.

        (e)    Other Stock-Based Awards.    The maximum aggregate grant with respect to Other Stock-Based Awards in any one fiscal year to any one participant shall be 100,000 shares.

        The performance goals upon which the payment or vesting of an award to a covered employee that is intended to qualify as performance-based compensation shall be limited to the following performance measures:

  (a)
  Net earnings or net income (before or after taxes);

  (b)
  Earnings per share;

  (c)
  Net sales or revenue growth;

  (d)
  Net operating profit;

  (e)
  Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

  (f)
  Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

  (g)
  Earnings before or after taxes, interest, depreciation, and/or amortization;

  (h)
  Gross or operating margins;

  (i)
  Productivity ratios;

  (j)
  Share price (including, but not limited to, growth measures and total shareholder return);

  (k)
  Expense targets;

  (l)
  Margins;

  (m)
  Operating efficiency;

  (n)
  Market share;

  (o)
  Customer satisfaction;

  (p)
  Working capital targets;

  (q)
  Internal rate of return or increase in net present value;

  (r)
  Dividends paid;

  (s)
  Price earnings ratio; and

  (t)
  Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

        Any performance measure(s) may be used to measure the performance of the Company, subsidiary, and/or affiliate as a whole or any business unit of the Company, subsidiary, and/or affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select performance measure (j) above as compared to various stock market indices.

        Stock Options.    The Committee may grant incentive stock options ("ISOs") as defined in Section 422 of the Code and nonqualified stock options ("NQSO"). Options shall be exercisable for such prices, shall expire at such times and shall have such other terms and conditions as the Committee may determine at the time of grant and as set forth in the award agreement, however the exercise price must be at least equal to 100 percent of the fair market value at the date of grant. The option price is payable in cash, by tendering previously acquired shares having an aggregate fair market value at the time of exercise equal to the total option price, by cashless exercise or any combination of the foregoing. No option may be repriced, replaced, or regranted through cancellation without shareholder approval (except in connection with a corporate event or transaction that changes the Company's capitalization, such as a stock dividend or a stock split).

        Stock Appreciation Rights.    The Committee may grant SARs with such terms and conditions as the Committee may determine at the time of grant and as set forth in the award agreement. SARs granted under the Plan may be in the form of freestanding SARs, tandem SARs, or any combination of these forms of SARs. The grant price of a freestanding SAR shall be determined by the Committee and shall be specified in the award agreement, however, the grant price must be at least equal to 100 percent of the fair market value of a share on the date of grant. The grant price of tandem SARs shall equal the option price of the related option. SARs issued under the Plan may not be repriced, replaced, or regranted through cancellation without shareholder approval (except in connection with a corporate event or transaction that changes the Company's capitalization, such as a stock dividend or a stock split).

        Freestanding SARs may be exercised upon such terms and conditions as are imposed by the Committee and as set forth in the SAR award agreement. A tandem SAR may be exercised only with respect to the shares of our common stock for which its related option is exercisable.

        Upon exercise of a SAR, a participant will receive the product of (a) the difference between the fair market value of a share on the date of exercise over the grant price and (b) the number of shares with respect to which the SAR is exercised. Payment upon exercise shall be in shares.

        Restricted Stock or Restricted Stock Units.    Restricted Stock or Restricted Stock Units may be granted in such amounts and subject to the terms and conditions as determined by the Committee at the time of grant and as set forth in the award agreement. Restricted Stock Units shall be similar to Restricted Stock except that no shares are actually awarded to the participant on the date of grant and they have no voting rights. The Committee may impose performance goals for Restricted Stock or Restricted Stock Units. The Committee may authorize the payment of dividends on the Restricted Stock and the accrual of dividends on the Restricted Stock Units during the restricted period.

        Performance Units, Performance Shares and Cash-Based Awards.    Performance Units, Performance Shares and Cash-Based Awards may be granted in such amounts and subject to such terms and conditions as determined by the Committee at the time of grant and as set forth in the award agreement. The Committee shall set performance goals, which, depending on the extent to which they are met, will determine the number and/or value of the Performance Units/Shares and Cash-Based Awards that will be paid out to the participant.

        Participants shall receive payment of the value of Performance Units/Shares earned after the end of the performance period. Payment of Performance Units/Shares shall be made in cash, shares or a combination thereof that have an aggregate fair market value equal to the value of the earned Performance Units/Shares and Cash-Based Awards at the close of the applicable performance period as the Committee determines. Shares may be granted subject to any restrictions deemed appropriate by the Committee and the Committee may authorize the payment of dividend units with respect to dividends declared with respect to the shares.

        Other Awards.    The Committee may grant other types of equity-based or equity-related awards not otherwise described by the terms of the Plan, in such amounts and subject to such terms and conditions, as the Committee shall determine. Such awards may be based upon attainment of performance goals established by the Committee and may involve the transfer of actual shares to participants, or payment in cash or otherwise of amounts based on the value of shares.

Termination of Employment or Board Service

        Each award agreement shall set forth the participant's rights with respect to each award following termination of employment with us or service on our Board of Directors.

Transferability

        Except as otherwise determined by the Committee at the time of grant and subject to the provisions of the Plan, awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and a participant's rights shall be exercisable only by the participant. Notwithstanding the foregoing, an award may never be transferred for value.

Taxes

        Share withholding for taxes is permitted.

Award Information

        The amount, type and terms of grants to be made under the Plan after the date of this proxy statement are not determinable at this time as they are within the discretion of Compensation Committee. The following table sets forth information about grants under the Plan in 2009.

 OMNIBUS INCENTIVE PLAN GRANTS IN 2009

	Restricted Stock		Performance Shares		Director Common Stock Equivalents
	($ Value)	(# Shares)	($ Value)	(# Shares)	($ Value)	(# Shares)
David R. Emery	$315,008	11,543	$359,715	12,319
Chairman, President and Chief Executive Officer
Anthony S. Cleberg	$150,013	5,497	$171,287	5,866
Executive Vice President and Chief Financial Officer
Thomas M. Ohlmacher	$189,993	6,962	$216,985	7,431
President and Chief Operating Officer—Non-regulated Energy
Linden R. Evans	$189,993	6,962	$216,985	7,431
President and Chief Operating Officer—Utilities
Robert A. Myers	$187,482	6,870	$99,922	3,422
Senior Vice President Human Resources
Corporate Officers(1)	$1,595,414	58,445	$1,707,266	58,468
Non-Executive Directors					$450,000	20,745
All Other Employees	$800,848	31,090	$574,305	19,668

(1)
The Corporate Officer Group includes the Named Executive Officers listed above in the table.

Federal Income Tax Consequences

        The following is a brief description of the principal federal income tax consequences, as of the date of this proxy statement, associated with the grant of awards under the Plan. This summary is based on our understanding of present income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation. Furthermore, the following discussion does not address state or local tax consequences.

  Options

  Consequences to the Optionholder

        Grant.    There is no federal income tax consequence to the optionholder solely by reason of the grant of ISOs or NQSOs under the Plan.

        Exercise.    The exercise of an ISO is not a taxable event for regular federal income tax purposes if certain requirements are satisfied, including the requirement that the optionholder generally must exercise the ISO no later than three months following the termination of the optionholder's employment with us. However, such exercise may give rise to alternative minimum tax liability (see "Alternative Minimum Tax" below).

        Upon the exercise of a NQSO, the optionholder will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the amount paid by the optionholder as the exercise price. The ordinary income recognized in connection with the exercise by an optionholder of a NQSO will be subject to both wage and employment tax withholding.

        The optionholder's tax basis in the shares acquired pursuant to the exercise of an option will be the amount paid upon exercise plus, in the case of a NQSO, the amount of ordinary income, if any, recognized by the optionholder upon exercise thereof.

        Qualifying Disposition.    If an optionholder disposes of shares of our common stock acquired upon exercise of an ISO in a taxable transaction, and such disposition occurs more than two years from the date on which the option was granted and more than one year after the date on which the shares were transferred to the optionholder pursuant to the exercise of the ISO, the optionholder will realize long-term capital gain or loss equal to the difference between the amount realized upon such disposition and the optionholder's adjusted basis in such shares (generally the option exercise price).

        Disqualifying Disposition.    If the optionholder disposes of shares of our common stock acquired upon the exercise of an ISO (other than in certain tax free transactions) within two years from the date on which the ISO was granted or within one year after the transfer of shares to the optionholder pursuant to the exercise of the ISO, at the time of disposition the optionholder will generally recognize ordinary income equal to the lessor of (i) the excess of each such share's fair market value on the date of exercise over the exercise price paid by the optionholder or (ii) the optionholder's actual gain. If the total amount realized on a taxable disposition (including return on capital and capital gain) exceeds the fair market value on the date of exercise of the shares of our common stock purchased by the optionholder under the option, the optionholder will recognize a capital gain in the amount of the excess. If the optionholder incurs a loss on the disposition (the total amount realized is less than the exercise price paid by the optionholder), the loss will be a capital loss.

        Other Disposition.    If an optionholder disposes of shares of our common stock acquired upon exercise of a NQSO in a taxable transaction, the optionholder will recognize capital gain or loss in an amount equal to the difference between the optionholder's basis (as discussed above) in the shares sold and the total amount realized upon disposition. Any such capital gain or loss (and any capital gain or loss recognized on a disqualifying disposition of shares of our common stock acquired upon exercise of ISOs as discussed above) will be short-term or long-term depending on whether the shares of our common stock were held for more than one year from the date such shares were transferred to the optionholder.

        Alternative Minimum Tax.    Alternative minimum tax ("AMT") is payable if and to the extent the amount thereof exceeds the amount of the taxpayer's regular tax liability, and any AMT paid generally may be credited against future regular tax liability (but not future AMT liability). AMT applies to alternative minimum taxable income; generally regular taxable income as adjusted for tax preferences and other items is treated differently under AMT.

        For AMT purposes, the spread upon exercise of an ISO (but not a NQSO) will be included in alternative minimum taxable income, and the taxpayer will receive a tax basis equal to the fair market value of the shares of our common stock at such time for subsequent AMT purposes. However, if the optionholder disposes of the ISO shares in the year of exercise, the AMT income cannot exceed the gain recognized for regular tax purposes, provided that the disposition meets certain third party requirements for limiting the gain on a disqualifying disposition. If there is a disqualifying disposition in a year other than the year of exercise, the income on the disqualifying disposition is not considered alternative minimum taxable income.

  Consequences to Black Hills Corporation

        There are no federal income tax consequences to Black Hills Corporation by reason of the grant of ISOs or NQSOs or the exercise of an ISO (other than disqualifying dispositions).

        At the time the optionholder recognizes ordinary income from the exercise of a NQSO, we will be entitled to a federal income tax deduction in the amount of the ordinary income so recognized (as described above), provided that we satisfy our reporting obligations described below. To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition of the stock acquired upon exercise of an ISO, we will be entitled to a corresponding deduction in the year in which the disposition occurs.

        We are required to report to the Internal Revenue Service any ordinary income recognized by any optionholder by reason of the exercise of a NQSO. We are required to withhold income and employment taxes (and pay the employer's share of the employment taxes) with respect to ordinary income recognized by the optionholder upon exercise of NQSOs.

  Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards

        Unless a participant makes the election described below with respect to SARs, restricted stock, restricted stock units or performance awards granted under the Plan, a participant receiving a grant of such an award will not recognize income and we will not be allowed a deduction at the time such award is granted. While an award remains unvested or otherwise subject to a substantial risk of forfeiture, a participant will recognize compensation income equal to the amount of any dividends received and we will be allowed a deduction in a like amount. When an award vests or otherwise ceases to be subject to a substantial risk of forfeiture, the excess of the fair market value of the award on the date of vesting or the cessation of the substantial risk of forfeiture over the amount paid, if any, by the participant for the award will be ordinary income to the participant and will be claimed as a deduction for federal income tax purposes by us. Upon disposition of the shares received, the gain or loss recognized by the participant will be treated as capital gain or loss, and the capital gain or loss will be short-term or long-term depending upon the holding period. However, by filing a Section 83(b) election with the Internal Revenue Service within 30 days after the date of grant, a participant's ordinary income and commencement of holding period and the deduction will be determined as of the date of grant. In such a case, the amount of ordinary income recognized by such a participant and deductible by us will be equal to the excess of the fair market value of the award as of the date of grant over the amount paid, if any, by the participant for the award. If such election is made and a participant thereafter forfeits his or her award, no refund or deduction will be allowed for the amount previously included in such participant's income.

  Requirements Regarding "Deferred Compensation"

        Certain of the benefits under the Plan may constitute "deferred compensation" within the meaning of Section 409A of the Code, a provision governing "nonqualified deferred compensation plans." Failure to comply with the requirements of the provisions of Section 409A regarding participant elections and the timing of payment distributions could result in the affected participants being required to recognize ordinary income for federal tax purposes earlier than expected, and to be subject to substantial penalties.

The Board of Directors recommends a vote FOR the approval of Amendment No. 2 to the Black Hills Corporation 2005 Omnibus Incentive Plan and the Code Section 162(m) renewal.

 TRANSACTION OF OTHER BUSINESS

        Our Board of Directors does not intend to present any business for action by our shareholders at the meeting except the matters referred to in this proxy statement. If any other matters should be properly presented at the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with the recommendations of our Board of Directors.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

        Shareholder proposals intended to be presented at our 2011 annual meeting of shareholders and considered for inclusion in our proxy materials must be received by our Corporate Secretary in writing at our executive offices at 625 Ninth Street, P.O. Box 1400, Rapid City, South Dakota 57709, prior to December 14, 2010. Any proposal submitted must be in compliance with Rule 14a-8 of Regulation 14A of the Securities and Exchange Commission.

        Additionally, a shareholder may submit a proposal for consideration at our 2011 annual meeting of shareholders, but not for inclusion of the proposal in our proxy materials, if the shareholder gives timely written notice of such proposal in accordance with Article I, Section 9 of our Bylaws. In general, Article I, Section 9 provides that, to be timely, a shareholder's notice must be delivered to our Corporate Secretary in writing not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders.

        Our 2010 annual meeting is scheduled for May 25, 2010. Ninety days prior to the first anniversary of this date will be February 24, 2011, and 120 days prior to the first anniversary of this date will be January 25, 2011. For business to be properly requested by the shareholder to be brought before the 2011 annual meeting of shareholders, the shareholder must comply with all of the requirements of Article I, Section 9 of our Bylaws, not just the timeliness requirements set forth above.

SHARED ADDRESS SHAREHOLDERS

        In accordance with a notice sent to eligible shareholders who share a single address, we are sending only one annual report and proxy statement to that address unless we receive instructions to the contrary from any shareholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs. However, if a shareholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact Shareholder Relations at the below address. Eligible shareholders of record receiving multiple copies of our annual report and proxy statement can request householding by contacting us in the same manner. Shareholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

        We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the annual report to shareholders, or proxy statement, as applicable, to our shareholders at a shared address to which a single copy of the document was delivered.

Shareholder Relations Black Hills Corporation P.O. Box 1400 Rapid City, SD 57709 (605) 721-1700

        Please vote your shares by telephone, by the Internet or by promptly returning the accompanying form of proxy, whether or not you expect to be present at the meeting.

ANNUAL REPORT ON FORM 10-K

        A copy of our Annual Report on Form 10-K (excluding exhibits), for the year ended December 31, 2009, which is required to be filed with the Securities and Exchange Commission, will be made available to shareholders to whom this Proxy Statement is mailed, without charge, upon written or oral request to Shareholder Relations, Black Hills Corporation, P.O. Box 1400, Rapid City, SD 57709, Telephone Number: (605) 721-1700. Our Annual Report on Form 10-K also may be accessed through our website at www.blackhillscorp.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 25, 2010

        Shareholders may view this proxy statement, our form of proxy and our 2009 Annual Report to Shareholders over the Internet by accessing our website at www.blackhillscorp.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,

ROXANN R. BASHAM Vice President—Governance and Corporate Secretary
Dated: April 13, 2010

Appendix A

BLACK HILLS CORPORATION
2005 OMNIBUS INCENTIVE PLAN

Second Amendment

        Whereas, Black Hills Corporation, a South Dakota corporation (the "Company"), maintains the 2005 Omnibus Incentive Plan (the "Plan"), which Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards; and

        Whereas, Article 18.1 of the Plan provides for the amendment of the Plan by the Board of Directors, subject to shareholder approval, and the Board of Directors have authorized an amendment to increase the number of shares of Common Stock reserved for issuance under the Plan by 500,000 additional shares.

        Now, Therefore, the 2005 Omnibus Incentive Plan shall be amended as follows:

  1.
  The number of shares of Common Stock reserved for issuance under the Plan, as provided in Article 4, Section 4.1(a) shall be increased by an aggregate 500,000 shares and shall be subject to adjustment as provided in Section 4.4 hereof.

  2.
  This Second Amendment shall be effective upon its approval by the shareholders of the Company at the 2010 Annual Meeting of Shareholders.

        This Amendment No. 2 was approved by the Board of Directors of Black Hills Corporation on December 8, 2009, to be effective as of the date determined in accordance with the provisions of paragraph 2 hereof.

A-1

BLACK HILLS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 25, 2010

9:30 a.m., Local Time

The Dahl Arts Center

713 Seventh Street

Rapid City, SD  57701

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and our 2009 Annual Report to Shareholders are available at www.blackhillscorp.com.

Black Hills Corporation

P.O. Box 1400, Rapid City, SD 57709

PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 25, 2010.

The undersigned hereby appoints David R. Emery, Steven J. Helmers and Anthony S. Cleberg, and each of them, with full power of substitution, to vote all shares of the undersigned at the Annual Meeting of Shareholders to be held at 9:30 a.m., local time, May 25, 2010, at The Dahl Arts Center, 713 Seventh Street, Rapid City, SD  57701, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith.

Your vote is important!  Ensure that your shares are represented at the meeting.  Either (1) submit your proxy by touchtone telephone, (2) submit your proxy by Internet, or (3) mark, date, sign, and return this proxy in the envelope provided.  If no directions are given, the proxies will vote in accordance with the Board of Directors recommendation on all matters listed on this proxy, and at their discretion on any other matters that may properly come before the meeting.

See reverse for voting instructions.

COMPANY #

VOTE BY INTERNET, TELEPHONE OR MAIL

24 HOURS A DAY, 7 DAYS A WEEK

Your phone or Internet vote authorizes the named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET— www.eproxy.com/bkh

Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 24, 2010.

VOTE BY PHONE— 1-800-560-1965

Use any touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 24, 2010.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of Directors:	01 Jack W. Eugster 02 Gary L. Pechota 03 Thomas J. Zeller	Vote FOR ☐ all nominees (except as marked)	Vote WITHHELD from all nominees	☐

(Instructions: To cumulate votes for any indicated nominee, write the number of the nominee and the number of shares for such nominee in the box provided to the right.)

		For	Against	Abstain
2.	Ratify the appointment of Deloitte & Touche LLP to serve as Black Hills Corporation’s independent registered public accounting firm for 2010.	☐	☐	☐

		For	Against	Abstain
3.	Approve Amendment No. 2 to the 2005 Omnibus Incentive Plan and Code Section 162(m) renewal.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3.

Address change? Mark Box Indicate changes below:	☐	Date

Signature(s) Box

Please sign exactly as your name(s) appear on Proxy.  If held in joint tenancy, all persons must sign.  Trustees, administrators, etc., should include title and authority.  Corporations should provide full name of corporation and title of authorized officer signing the proxy.